MANAGEMENT'S REPORT
Southern Company and Subsidiary Companies 1999 Annual Report


The management of Southern Company has prepared -- and is responsible for -- the consolidated financial statements and related information included in this report. These statements were prepared in accordance with generally accepted accounting principles appropriate in the circumstances and necessarily include amounts that are based on the best estimates and judgments of management. Financial information throughout this annual report is consistent with the financial statements.

   The company maintains a system of internal accounting controls to provide reasonable assurance that assets are safeguarded and that books and records reflect only authorized transactions of the company. Limitations exist in any system of internal controls, however, based on a recognition that the cost of the system should not exceed its benefits. The company believes its system of internal accounting controls maintains an appropriate cost/benefit relationship.

   The company's system of internal accounting controls is evaluated on an ongoing basis by the company's internal audit staff. The company's independent public accountants also consider certain elements of the internal control system in order to determine their auditing procedures for the purpose of expressing an opinion on the financial statements.

   The audit committee of the board of directors, composed of five directors who are not employees, provides a broad overview of management's financial reporting and control functions. Periodically, this committee meets with management, the internal auditors, and the independent public accountants to ensure that these groups are fulfilling their obligations and to discuss auditing, internal controls, and financial reporting matters. The internal auditors and independent public accountants have access to the members of the audit committee at any time.

   Management believes that its policies and procedures provide reasonable assurance that the company's operations are conducted according to a high standard of business ethics.

   In management's opinion, the consolidated financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows of Southern Company and its subsidiary companies in conformity with generally accepted accounting principles.




/s/A. W. Dahlberg
A. W. Dahlberg
Chairman and Chief Executive Officer

/s/W. L. Westbrook
W. L. Westbrook
Financial Vice President, Chief Financial Officer,
and Treasurer


February 16, 2000

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Southern Company:

We have audited the accompanying consolidated balance sheets and consolidated statements of capitalization of Southern Company (a Delaware corporation) and subsidiary companies as of December 31, 1999 and 1998, and the related consolidated statements of income, comprehensive income, common stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements (pages 15-40) referred to above present fairly, in all material respects, the financial position of Southern Company and subsidiary companies as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.



/s/Arthur Andersen LLP
Atlanta, Georgia
February 16, 2000

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION
Southern Company and Subsidiary Companies 1999 Annual Report

Results of Operations

Overview of Consolidated Earnings

Southern Company's 1999 earnings of $1.28 billion or $1.86 per share established a new record high. Higher earnings were primarily driven by strong growth in the competitive energy supply business outside the southeastern United States. The traditional business of selling electricity in the Southeast continued to remain strong. However, reported earnings in both 1999 and 1998 reflected significant items not related to the normal day-to-day business activities. After excluding these items, earnings for 1999 were $1.30 billion or $1.90 per share compared with $1.23 billion or $1.76 per share in 1998.

   Southern Energy, Inc. (Southern Energy) is the Southern Company subsidiary that owns and manages its international operations and develops and owns its competitive energy supply business in North America outside the Southeast. Southern Energy earnings accounted for approximately 26 percent of Southern Company's reported net income in 1999. Amortization of goodwill related to Southern Energy investments reduced earnings per share by 5 cents in 1999 and 4 cents in 1998.

   A reconciliation of reported earnings to earnings excluding non-day to day business items and the related explanations are as follows:

                             Consolidated         Earnings
                              Net Income          Per Share
                             -------------      --------------
                             1999     1998      1999      1998
                             -------------      --------------
                                (in millions)
Earnings as reported       $1,276  $   977     $1.86     $1.40
---------------------------------------------------------------
Gain on asset sale            (78)       -      (.11)        -
Write down of assets:
    South American
      investments               -      200         -       .29
    Rocky Mountain
      plant                     -       21         -       .03
    Mobile Energy              69        -       .10         -
Work force reductions          50       20       .07       .03
Other                         (14)       7      (.02)      .01
---------------------------------------------------------------
Total adjustments              27      248       .04       .36
---------------------------------------------------------------
Earnings as adjusted       $1,303   $1,225     $1.90     $1.76
===============================================================
Amount and
 percent change               $78      6.4%    $0.14       8.0%
---------------------------------------------------------------

   Southern Energy sold the supply business of South Western Electricity in 1999, and the remaining distribution business was renamed Western Power Distribution. In 1999, Southern Energy recorded an asset impairment related to Mobile Energy Services -- see Note 3 to the financial statements. Southern Energy's write down of assets in 1998 related to investments in Argentina and Chile not meeting financial expectations, which resulted in an announced plan to sell these assets. In 1998, Georgia Power wrote down its investment in the Rocky Mountain pumped storage hydroelectric plant as a result of a settlement related to its 1998 retail rate proceeding. Work force reduction programs began in late 1999 for Bewag, a German utility in which Southern Energy has a 26 percent ownership interest. Also, the traditional business recorded costs related to workforce reductions in 1998.

   Discussion of the results of operations are separated between the traditional business of the integrated Southeast utilities and Southern Energy.

Integrated Southeast Utilities

The five integrated Southeast utilities provide electric service in four states. These utilities are Alabama Power, Georgia Power, Gulf Power, Mississippi Power, and Savannah Electric. They comprise Southern Company's principal business segment with earnings of $1.1 billion in 1999. A condensed income statement for this business segment is as follows:

                                           Increase (Decrease)
                              Amount         From Prior Year
                              ------       --------------------
                                1999           1999       1998
---------------------------------------------------------------
                                      (in millions)
Operating revenues            $9,125          $(238)      $675
---------------------------------------------------------------
Fuel                           2,328              7        117
Purchased power                  409             13        182
Other operation
  and maintenance              2,430              4        252
Depreciation
  and amortization               961           (328)       134
Taxes other than
  income taxes                   521             13          7
Write down of assets               -            (34)        34
---------------------------------------------------------------
Total operating expenses       6,649           (325)       726
---------------------------------------------------------------
Operating income               2,476             87        (51)
Other income                      (8)           (84)        93
---------------------------------------------------------------
Earnings before
  interest and taxes           2,468              3         42
Interest charges and other       720             41         48
Income taxes                     675            (28)        16
---------------------------------------------------------------
Net income                    $1,073         $  (10)     $ (22)
===============================================================

Southern Company and Subsidiary Companies 1999 Annual Report

Revenues

Operating revenues changed in 1999 and 1998 as a result of the following factors:
                                             Increase (Decrease)
                                               From Prior Year
                                             ------------------
                                               1999       1998
---------------------------------------------------------------
                                                (in millions)
Retail --
  Growth and price changes                    $ 166       $258
  Rate reductions                              (352)         -
  Weather                                       (86)       178
  Fuel cost recovery and other                   86        189
---------------------------------------------------------------
Total retail                                   (186)       625
---------------------------------------------------------------
Sales for resale --
  Within service area                           (24)        (2)
  Outside service area                          (49)        12
---------------------------------------------------------------
Total sales for resale                          (73)        10
Other operating revenues                         21         40
---------------------------------------------------------------
Operating revenues                            $(238)      $675
===============================================================
Percent change                                 (2.5)%      7.8%
---------------------------------------------------------------

   Retail revenues of $8.1 billion in 1999 declined as a result of a Georgia Power rate reduction effective January 1999. For additional information, see
Note 3 to the financial statements under "Georgia Power 1998 Retail Rate Order." Customer growth in the Southeast somewhat offset the rate decrease. In 1998, retail revenues increased sharply, up 8.2 percent compared with the prior year. Continued growth in the traditional service area and the positive impact of weather on energy sales were the predominant factors causing the rise in revenues in 1998. Under fuel cost recovery provisions, fuel revenues generally equal fuel expenses -- including the fuel component of purchased energy -- and do not affect net income.

   Sales for resale revenues within the service area were $350 million in 1999, down 6.5 percent from the prior year. This sharp decline resulted primarily from supplying less electricity under contractual agreements with certain wholesale customers in 1999, and a slight reduction in these revenues is expected in 2000. Revenues from sales for resale within the service area were $374 million in 1998, down 0.7 percent from the prior year.

   Energy sales for resale outside the service area are predominantly unit power sales under long-term contracts to Florida utilities. Economy sales and amounts sold under short-term contracts are also sold for resale outside the service area. Revenue from long-term unit power contracts have both a capacity and energy component. Capacity revenues reflect the recovery of fixed costs and a return on investment under the contracts. Energy is generally sold at variable cost. The capacity and energy components of the unit power contracts were as follows:

                                    1999       1998       1997
---------------------------------------------------------------
                                          (in millions)
Capacity                            $174       $196       $203
Energy                               157        152        183
---------------------------------------------------------------
Total                               $331       $348       $386
===============================================================

   Capacity revenues in 1999 and 1998 declined each year as a result of adjustments and true-ups related to contractual pricing. No significant declines in capacity are scheduled until the termination of the contracts in 2010.

Energy Sales

The changes in revenues for the traditional business in the Southeast are influenced heavily by the amount of energy sold each year. Kilowatt-hour sales for 1999 and the percent change by year were as follows:

                         Amount            Percent Change
  (billions of          -------     ----------------------------
   kilowatt-hours)        1999      1999       1998      1997
----------------------------------------------------------------
Residential               43.4      (0.2)%     10.9%     (2.2)%
Commercial                43.4       4.0         7.2      2.5
Industrial                56.2       1.6         2.1      2.6
Other                      0.9       1.6         3.1     (1.1)
                         -----
Total retail             143.9       1.7         6.2      1.1
Sales for resale --
  Within service area      9.4      (4.1)       (0.4)    (9.6)
  Outside service area    13.0      (0.4)       (5.6)    27.7
                         -----
Total                    166.3       1.2         4.7      2.2
================================================================

   The rate of increase in 1999 total retail energy sales was significantly lower than in 1998. Although the total number of residential customers served increased by 61,000 during the year, residential energy sales experienced a decline as a result of milder weather in 1999. The rate of growth in 1998 retail

Southern Company and Subsidiary Companies 1999 Annual Report


energy sales was the highest one-year increase since 1986. Also, residential energy sales registered the highest annual increase in over two decades as a result of hotter-than-normal weather. Commercial and industrial sales, both in 1999 and 1998, continued to show slight gains in excess of the national averages. This reflects the strength of business and economic conditions in Southern Company's traditional service area in the southeastern United States. Energy sales to retail customers are projected to increase at an average annual rate of 2.2 percent during the period 2000 through 2010.

   Sales to customers outside the service area declined by 0.4 percent in 1999 and by 5.6 percent in 1998 when compared with the respective prior year. The declines in sales were influenced by weather and fluctuations in prices for oil and natural gas, the primary fuel sources for utilities with which the company has long-term contracts. When oil and gas prices fall below a certain level, these customers can generate electricity to meet their requirements more economically. However, these fluctuations in energy sales under long-term contracts have minimal effects on earnings because Southern Company is paid for dedicating specific amounts of its generating capacity to these utilities outside the service area.

Expenses

Operating expenses of $6.6 billion for 1999 decreased $325 million. This decline was primarily attributable to $308 million less accelerated depreciation of plant being recorded in accordance with the 1998 Georgia Power rate order as referred to earlier. The costs to produce and deliver electricity for the traditional business in the Southeast for 1999 increased by $68 million to meet higher energy demands. All other operating and maintenance expenses declined by $44 million as a result of continued cost control programs.

   In 1998, operating expenses of $7.0 billion increased $726 million compared with the prior year. The costs to produce and deliver electricity for the traditional business in 1998 increased by $359 million to meet higher energy demands. Non-production operation and maintenance expenses increased $192 million in 1998. Accelerated depreciation of certain assets increased $157 million when compared with 1997.

   Fuel costs constitute the single largest expense for the integrated Southeast utilities. The mix of fuel sources for generation of electricity is determined primarily by system load, the unit cost of fuel consumed, and the availability of hydro and nuclear generating units. The amount and sources of generation and the average cost of fuel per net kilowatt-hour generated -- within the traditional business service area -- were as follows:

                                    1999       1998       1997
----------------------------------------------------------------
Total generation
  (billions of kilowatt-hours)       165        164        160
Sources of generation
  (percent) --
    Coal                              78         77         77
    Nuclear                           17         16         17
    Hydro                              2          4          4
    Oil and gas                        3          3          2
Average cost of fuel per net
  kilowatt-hour generated
    (cents) --                      1.45       1.48       1.46
----------------------------------------------------------------

   Total fuel and purchased power costs of $2.7 billion in 1999 increased only $20 million while total energy sales increased 2.0 billion kilowatt-hours compared with the amounts recorded in 1998. Continued efforts to control energy costs helped lower the average cost of fuel per net kilowatt-hour generated in 1999. In 1998, fuel and purchased power costs increased $299 million as a result of 7.4 billion more kilowatt-hours being sold than in 1997.

   Total interest charges and other financing costs in 1999 decreased $41 million from amounts reported in the previous year. The decline reflected additional refinancing of debt in 1999. Alabama Power and Georgia Power -- in accordance with their respective rate making procedures -- recorded additional accelerated amortization of premium on reacquired debt of $85 million in 1999, $33 million in 1998, and no additional amounts in 1997. Interest charges and other financing costs increased in 1998 as a result of the additional amortization being recorded.

Southern Company and Subsidiary Companies 1999 Annual Report


Southern Energy

Southern Energy's domestic and international operations provided much of Southern Company's strong financial growth in 1999. A condensed income statement for Southern Company's other significant business segment is as follows:

                                           Increase (Decrease)
                              Amount         From Prior Year
                              -------      ---------------------
                                1999           1999       1998
----------------------------------------------------------------
                                      (in millions)
Operating revenues            $2,268          $ 365    $(1,934)
----------------------------------------------------------------
Fuel and purchased power         937             38     (1,996)
Other operation
  and maintenance                477            131        (22)
Depreciation
  and amortization               322             88         40
Taxes other than
  income taxes                    89              2         16
Write down of assets              69           (239)       308
----------------------------------------------------------------
Total operating expenses       1,894             20     (1,654)
----------------------------------------------------------------
Operating income                 374            345       (280)
Gain on asset sales              313            272         17
Other income                     433             99        100
----------------------------------------------------------------
Earnings before
  interest and taxes           1,120            716       (163)
Interest charges and other       666            178         97
Income taxes                     126            249       (298)
----------------------------------------------------------------
Net income                    $  328          $ 289    $    38
================================================================

   Southern Energy recorded several significant items not related to the normal day-to-day business activities in both 1999 and 1998 as discussed earlier. Excluding these one time items, earnings were $355 million and $239 million in 1999 and 1998, respectively.

   Southern Energy develops and owns competitive energy supply businesses around the world. Domestic assets include a 60 percent interest in a top ten energy trading and marketing business. International operations are principally located in China, Philippines, England, Germany, Netherlands, Brazil, Chile, Argentina, Bahamas, and Trinidad and Tobago.

   Earnings by major geographical area -- excluding the one time items -- are as follows:

                                           Increase (Decrease)
                              Amount         From Prior Year
                              ------        --------------------
                                1999           1999       1998
----------------------------------------------------------------
                                      (in millions)
Asia                            $175           $107        $27
Europe                           142              9         62
North America                     81             78         14
South America                      1            (16)         8
Corporate and other              (44)           (62)        16
----------------------------------------------------------------

   Revenues in 1999 increased 19 percent primarily as a result of acquisitions in North America of some 6,100 megawatts of generating facilities in late 1998 and in 1999. Also, approximately 1,100 megawatts of owned generating capacity in Asia went into commercial operation in late 1999.

   In 1998, Southern Energy's revenues declined because its energy trading and marketing operations -- $2.0 billion in 1997 -- were deconsolidated as of January 1, 1998, when Southern Energy's joint venture with Vastar Resources, Inc. (Vastar) became effective. Because of Vastar's significant participation rights in the joint venture, the equity method of accounting is required. This results in Southern Energy's share of the joint venture's earnings being reported in other income in 1999 and 1998. Southern Energy's revenues in 1998 of $1.9 billion increased by $48 million compared with comparable revenues in 1997 that exclude energy trading and marketing. This increase resulted primarily from operations of assets obtained in domestic acquisitions.

   The decline in 1998 operating expenses corresponds to the decrease in revenues resulting primarily from the deconsolidation of the energy trading and marketing operations as discussed earlier. Approximately $2.0 billion of these expenses were recorded in 1997 purchased power expenses. Operating expenses and interest charges increased in 1999 as a result of acquisitions and new facilities being placed into service.

Southern Company and Subsidiary Companies 1999 Annual Report


Effects of Inflation

Southern Company's traditional business of the integrated Southeast utilities is subject to rate regulation and income tax laws that are based on the recovery of historical costs. Therefore, inflation creates an economic loss because the company is recovering its costs of investments in dollars that have less purchasing power. While the inflation rate has been relatively low in recent years, it continues to have an adverse effect on Southern Company because of the large investment in utility plant with long economic lives. Conventional accounting for historical cost does not recognize this economic loss nor the partially offsetting gain that arises through financing facilities with fixed-money obligations such as long-term debt and preferred securities. Any recognition of inflation by regulatory authorities is reflected in the rate of return allowed.

Future Earnings Potential

The results of operations for the past three years are not necessarily indicative of future earnings potential. The level of Southern Company's future earnings depends on numerous factors. The two major factors are the growth of Southern Energy's operations and the ability of the integrated Southeast utilities to achieve energy sales growth in a less regulated, more competitive environment.

   The traditional business or the five Southeast utilities currently operate as vertically integrated companies providing electricity to customers within the traditional service area of the southeastern United States. Prices for electricity provided to retail customers are set by state public service commissions under cost-based regulatory principles. Retail rates and earnings are reviewed and adjusted periodically within certain limitations based on earned return on equity. See Note 3 to the financial statements for additional information about these and other regulatory matters.

   Future earnings for the traditional business in the near term will depend upon growth in energy sales, which is subject to a number of factors. These factors include weather, competition, new short and long-term contracts with neighboring utilities, energy conservation practiced by customers, the elasticity of demand, and the rate of economic growth in the traditional service area.

   The electric utility industry in the United States is currently undergoing a period of dramatic change as a result of regulatory and competitive factors. Among the primary agents of change has been the Energy Policy Act of 1992 (Energy Act). The Energy Act allows independent power producers (IPPs) to access a utility's transmission network in order to sell electricity to other utilities. This enhances the incentive for IPPs to build cogeneration plants for a utility's large industrial and commercial customers and sell energy generation to other utilities. Also, electricity sales for resale rates are being driven down by wholesale transmission access and numerous potential new energy suppliers, including power marketers and brokers. Southern Company's integrated utilities are aggressively working to maintain and expand their share of wholesale sales in the southeastern power markets.

   Although the Energy Act does not permit retail customer access, it was a major catalyst for the current restructuring and consolidation taking place within the utility industry. Numerous federal and state initiatives are in varying stages to promote wholesale and retail competition. Among other things, these initiatives allow customers to choose their electricity provider. As these initiatives materialize, the structure of the utility industry continues to change. Some states have approved initiatives that result in a separation of the ownership and/or operation of generating facilities from the ownership and/or operation of transmission and distribution facilities. While various restructuring and competition initiatives have been or are being discussed in Alabama, Florida, Georgia, and Mississippi, none have been enacted to date. Enactment would require numerous issues to be resolved, including significant ones relating to transmission pricing and recovery of any stranded investments. The inability of a company to recover its investments, including the regulatory assets described in Note 1 to the financial statements, could have a material adverse effect on financial condition and results of operations.

   Continuing to be a low-cost producer could provide opportunities to increase market share and profitability in markets that evolve with changing regulation. Conversely, if Southern Company's integrated Southeast utilities do not remain low-cost producers and provide quality service, then energy sales growth could be limited, and this could significantly erode earnings.

Southern Company and Subsidiary Companies 1999 Annual Report


   To adapt to a less regulated, more competitive environment, Southern Company continues to evaluate and consider a wide array of potential business strategies. These strategies may include business combinations, acquisitions involving other utility or non-utility businesses or properties, internal restructuring, disposition of certain assets, or some combination thereof. Furthermore, Southern Company may engage in other new business ventures that arise from competitive and regulatory changes in the utility industry. Pursuit of any of the above strategies, or any combination thereof, may significantly affect the business operations and financial condition of Southern Company.

   On December 20, 1999, the Federal Energy Regulatory Commission (FERC) issued its final rule on Regional Transmission Organizations (RTOs). The order encourages utilities owning transmission systems to form RTOs on a voluntary basis. To facilitate the development of RTOs, the FERC will convene regional conferences for utilities, customers, and other members of the public to discuss the formation of RTOs. In addition to participating in the regional conferences, utilities owning transmission systems, including Southern Company, are required to make a filing by October 15, 2000. The filing must contain either a proposal for RTO participation or a description of the efforts made to participate in an RTO, the reasons for non-participation, any obstacles to participation, and any plans for further work toward participation. The RTOs that are proposed in the filings should be operational by December 15, 2001. Southern Company is evaluating this issue and formulating its response. The outcome of this matter cannot now be determined.

   The Energy Act amended the Public Utility Holding Company Act of 1935 (PUHCA) to allow holding companies to form exempt wholesale generators and foreign utility companies to sell power largely free of regulation under PUHCA. These entities are able to sell power to affiliates -- under certain restrictions -- and to own and operate power generating facilities in other domestic and international markets. To take advantage of existing and evolving opportunities, Southern Energy -- founded in 1981 -- is focused on several key international and domestic business lines, including energy trading and marketing, distribution, and stand-alone generation. As the energy marketplace evolves, Southern Energy continues to position the company as a major competitor. At December 31, 1999, Southern Energy's total assets were $13.9 billion, and it had ownership or control of over 14,000 megawatts of generating capacity. It has another 5,000 megawatts under construction or advanced development.

   In 1999, Southern Energy refined its business strategy to focus on a few key geographic regions of the world. Its Asian subsidiary will focus primarily on China, India, and the Philippines, while also pursuing opportunities in more developed countries such as Australia and Singapore. In Europe, Southern Energy will concentrate efforts in the countries that make up the North-South corridor of continental Europe -- Scandinavia, Italy, Switzerland, Germany, the Netherlands, and select countries in Eastern Europe. In South America, the company is in the process of exiting Argentina and Chile and is reviewing whether or not it will pursue additional opportunities in Brazil. In North America, the company will target its efforts on four U.S. regions -- the Northeast, the Midwest, Texas/Louisiana, and California/Desert Southwest -- and also will pursue opportunities in Canada.

   In the United States, Southern Energy plans to acquire, build, or gain access to some 20,000 megawatts of generating capacity over the next several years in order to ensure its success in the evolving competitive wholesale energy supply business. Currently, Southern Energy owns or controls approximately 8,500 megawatts of capacity in the four targeted regions, with an additional 4,100 megawatts under construction or advanced development. All of these assets will be closely linked with Southern Energy's energy trading and marketing business, Southern Company Energy Marketing (SCEM).

   In 1998, Southern Energy and Vastar completed the combination of their energy trading and marketing activities to form a joint venture, SCEM. SCEM has the rights to market virtually all of Vastar's natural gas production over a period of 10 years. Southern Energy's current ownership interest in SCEM is 60 percent. On July 1, 2001, this ownership interest will automatically increase to 75 percent. Southern Energy has the right -- exercisable during fiscal year 2002 -- to acquire an additional 5 percent interest from Vastar for $80 million. Also, Vastar has the right -- exercisable in the period from December 1, 2002 through January 2, 2003 -- to sell its remaining interest in SCEM to Southern Energy. The price will range from $130 million to $210 million depending on the interest owned by Vastar at that time, plus certain other contractual considerations.

Southern Company and Subsidiary Companies 1999 Annual Report


   Southern Company has filed with the Securities and Exchange Commission (SEC) a request to invest up to nearly $6 billion in Southern Energy's domestic and international business. The current SEC authority is $4.1 billion, of which $2.7 billion has been invested as of December 31, 1999.

   Southern Company is involved in various matters being litigated. See Note 3 to the financial statements for information regarding material issues that could possibly affect future earnings.

   Compliance costs related to current and future environmental laws and regulations could affect earnings if such costs are not fully recovered. The Clean Air Act and other important environmental items are discussed later under "Environmental Matters."

   The staff of the SEC has questioned certain of the current accounting practices of the electric utility industry -- including Southern Company's -- regarding the recognition, measurement, and classification in the financial statements of decommissioning costs for nuclear generating facilities. In response to these questions, the Financial Accounting Standards Board (FASB) has decided to review the accounting for liabilities related to the retirement of long-lived assets, including nuclear decommissioning. If the FASB issues new accounting rules, the estimated costs of retiring Southern Company's nuclear and other facilities may be required to be recorded as liabilities in the Consolidated Balance Sheets. Also, the annual provisions for such costs could change. Because of the company's current ability to recover asset retirement costs through rates, these changes would not have a significant adverse effect on results of operations. See Note 1 to the financial statements under "Depreciation and Nuclear Decommissioning" for additional information.

   The integrated Southeast utilities are subject to the provisions of FASB Statement No. 71, Accounting for the Effects of Certain Types of Regulation. In the event that a portion of a company's operations is no longer subject to these provisions, the company would be required to write off related regulatory assets and liabilities that are not specifically recoverable, and determine if any other assets have been impaired. See Note 1 to the financial statements under "Regulatory Assets and Liabilities" for additional information.

New Accounting Standard

The FASB has issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which must be adopted by January 2001. This statement establishes accounting and reporting standards for derivative instruments -- including certain derivative instruments embedded in other contracts -- and for hedging activities. Southern Company has not yet quantified the impact of adopting this statement on its financial statements; however, the adoption could increase volatility in earnings and other comprehensive income.

Year 2000 Challenge

The work undertaken by Southern Company subsidiaries to prepare critical computer systems and other date sensitive devices to function correctly in the Year 2000 was successful. There were no material incidents reported and no disruption of electric service within the service area of the traditional business. There were no reports of significant events regarding third parties that impacted revenues or expenses.

   For the traditional business, original projected total costs for Year 2000 readiness were approximately $91 million. Final projected costs are $94 million of which $3 million is projected to be spent in 2000 and $6 million was billed to non-affiliated companies. These costs include labor necessary to identify, test, and renovate affected devices and systems, and costs for reporting requirements to state and federal agencies. From its inception through December 31, 1999, the Year 2000 program costs, recognized primarily as expense, amounted to $85 million based on Southern Company's ownership interest.

   Also, Southern Energy experienced no material incidents or disruption of electric service for its domestic and international operations. In addition to the traditional business costs, Southern Energy's final costs for Year 2000 readiness were approximately $17 million -- based on their ownership interest. Southern Energy's original projected costs were $24 million.

Southern Company and Subsidiary Companies 1999 Annual Report

FINANCIAL CONDITION

Overview

Southern Company's financial condition continues to remain strong. In 1999, the integrated Southeast utilities' earnings were at the high end of their allowed range of return on equity, and Southern Energy reported strong earnings growth in 1999. These factors drove the record consolidated net income of $1.3 billion in 1999. Consolidated net income -- excluding non-recurring charges -- in 1999 increased $78 million compared with the prior year. In January 1999, Southern Company modified its dividend policy to lower, over time, the previously targeted payout ratio of approximately 75 percent down to 50 percent. The quarterly dividend declared in January 2000 continued to be maintained at 33 1/2 cents per share, or $1.34 annually. This action allows more internally generated funds to be reinvested in the company, which is expected to increase long-term shareholder value. This policy supports Southern Company's strategic goal to become the best investment in the electric utility business.

   Gross property additions to utility plant were $2.6 billion in 1999. The majority of funds needed for gross property additions since 1996 has been provided from operating activities. Southern Energy acquired $1.3 billion of generating assets in 1999 and sold the supply system of South Western Electricity -- Southern Energy owned 49 percent -- for $256 million. The Consolidated Statements of Cash Flows provide additional details.

Derivative Financial Instruments

Southern Company is exposed to market risks, including changes in interest rates, currency exchange rates, and certain commodity prices. To manage the volatility attributable to these exposures, the company nets the exposures to take advantage of natural offsets and enters into various derivative transactions for the remaining exposures pursuant to the company's policies in areas such as counterparty exposure and hedging practices. Generally, company policy is that derivatives are to be used only for hedging purposes. Derivative positions are monitored using techniques that include market valuation and sensitivity analysis.

   The company's market risk exposures relative to interest rate changes and currency exchange fluctuations, as discussed later, have not changed materially versus the previous reporting period. In addition, the company is not aware of any facts or circumstances that would significantly impact such exposures in the near-term.

   Interest rate swaps are used to hedge underlying debt obligations. These swaps hedge specific debt issuances and qualify for hedge accounting. The interest rate differential is reflected as an adjustment to interest expense over the life of the instruments. Additionally, the company has interest rate swaps in foreign currencies. These swaps are designated as hedges of the company's related debt issuance in the same currency.

   If the company sustained a 100 basis point change in interest rates for all variable rate debt in all currencies, the change would affect annualized interest expense by approximately $27 million at December 31, 1999. Based on the company's overall interest rate exposure at December 31, 1999, including derivative and other interest rate sensitive instruments, a near-term 100 basis point change in interest rates would not materially affect the consolidated financial statements.

   The company has investments in the United Kingdom and Germany. To hedge its net investment in these countries, the company uses long-term cross-currency agreements to reduce a substantial portion of its exposure to fluctuations in the British pound sterling and German Deutschemark. As a result of these swaps, a 10 percent sustained decline of the British pound sterling and German Deutschemark versus the U.S. dollar would not materially affect the consolidated financial statements.

   The company also has investments in various emerging market countries where the net investments are not hedged, including Argentina, Chile, Trinidad and Tobago, Bahamas, Philippines, and China. The company relies on either currency pegs or contractual or regulatory links to the U.S. dollar to mitigate currency risk attributable to these investments.

Southern Company and Subsidiary Companies 1999 Annual Report


   Also, the company has currency exposure related to its investment in Companhia Energetica de Minas Gerais (CEMIG) which has not been hedged. Revenues at CEMIG and dividends from CEMIG are denominated in Brazilian reals; however, a significant portion of debt incurred to finance CEMIG is required to be repaid in other currencies. The devaluation of the real in January 1999 resulted in a net reduction in other comprehensive income of $83 million.

   Based on availability and economics, the company also uses currency swaps and forward agreements to hedge dollar-denominated debt issued by subsidiaries with a functional currency other than the U.S. dollar. These swaps offset the dollar cash flows, thereby effectively converting debt to the respective company's reporting currency. Gains and losses related to qualified hedges of foreign currency firm commitments are deferred and included in the basis of the underlying transactions. To the extent that a qualifying hedge is terminated or ceases to be effective as a hedge, any deferred gains and losses to that point continue to be deferred and are included in the basis of the underlying transaction.

   In addition to the non-trading activities, the company is exposed to market risks through its electricity, natural gas, and energy trading business in North America and Europe. The North American trading business is primarily conducted through the company's joint venture relationship with Vastar. While this joint venture relationship is accounted for under the equity method of accounting, Southern Company -- through guarantees it has made jointly with Vastar -- is exposed to market risk. Southern Company and Vastar have agreed to indemnify each other against losses under such guarantees in proportion to their respective ownership shares of the joint venture. At December 31, 1999, outstanding guarantees related to the estimated fair value of net contractual commitments were approximately $146 million. Based upon the joint venture's statistical analysis of its credit risk, Southern Company's potential exposure under these contractual commitments would not materially differ from the estimated fair value. The joint venture's gross revenues and cost of sales were $12.0 billion and $11.9 billion for 1999, respectively; and $9.2 billion and $9.1 billion for 1998, respectively.

   In 1999, Southern Energy created a European trading operation in Amsterdam. The business provides risk management services associated with the energy industry to its customers in the European market.

   To estimate and manage the market risk of its trading and marketing portfolios, the trading businesses employ a daily Value at Risk (VAR) methodology. VAR is used to describe a probabilistic approach to measuring the exposure to market risk. VAR models are relatively sophisticated. However, the quantitative risk information is limited by the parameters established in creating the model. The instruments being evaluated may have features that may trigger a potential loss in excess of calculated amounts if the changes in commodity prices exceed the confidence level of the model used. The calculation utilizes the standard deviation of seasonally adjusted historical changes in the value of the market risk sensitive commodity-based financial instruments to estimate the amount of change (i.e., volatility) in the current value of these instruments that could occur at a specified confidence level over a specified holding interval. The parameters used in the calculation include holding intervals ranging from 5 days to 3 months, depending upon the type of instrument, the term of the instrument, the liquidity of the underlying market, and other factors. The models employ a 95 percent confidence level based on historical price movement. Based on VAR analysis of the overall commodity price risk exposure of the trading businesses at December 31, 1999, management does not anticipate a materially adverse effect on the company's consolidated financial statements as a result of market fluctuations.

   Due to cost-based rate regulations, the integrated Southeast utilities have limited exposure to market volatility in interest rates, commodity fuel prices, and prices of electricity. To mitigate residual risks relative to movements in electricity prices, the companies enter into fixed price contracts for the purchase and sale of electricity through the wholesale electricity market. Realized gains and losses are recognized in the income statement as incurred. At December 31, 1999, exposure from these activities was not material to the consolidated financial statements.

   For additional information, see Note 1 to the financial statements under "Financial Instruments for Non-Trading and Trading Activities."

Capital Structure

Southern Company's ratio of common equity to total capitalization -- including short-term debt -- was 32.7 percent in 1999, compared with 37.4 percent in 1998, and 38.6 percent in 1997.

Southern Company and Subsidiary Companies 1999 Annual Report


   During 1999, the integrated Southeast utilities sold, through public authorities, $349 million of pollution control revenue bonds. In addition, capital and preferred securities of $250 million were issued in 1999. The companies continued to reduce financing costs by retiring higher-cost bonds and preferred stock. Retirements of bonds, including maturities, totaled $1.2 billion during 1999, $1.7 billion during 1998, and $507 million during 1997. As a result, the composite interest rate on long-term debt decreased from 6.9 percent at December 31, 1996 to 6.5 percent at December 31, 1999. Retirements of preferred stock totaled $86 million during 1999, $239 million during 1998, and $660 million during 1997.

   In April 1999, Southern Company announced the repurchase of up to 50 million shares of its common stock over a two-year period through open market or privately negotiated transactions. The program did not establish a target stock price or timetable for specific repurchases. Under this program, 32.8 million shares were repurchased through December 31, 1999. Funding for the program was provided from Southern Company's commercial paper program. At the close of 1999, the company's common stock market value was 23 1/2 per share, compared with book value of $13.82 per share. The market-to-book value ratio was 170 percent at the end of 1999, compared with 207 percent at year-end 1998, and 186 percent at year-end 1997.

Capital Requirements for Construction

The construction program of Southern Company is budgeted at $3.0 billion for 2000, $3.8 billion for 2001, and $3.9 billion for 2002. Actual construction costs may vary from this estimate because of changes in such factors as: business conditions; environmental regulations; nuclear plant regulations; load projections; the cost and efficiency of construction labor, equipment, and materials; and the cost of capital. In addition, there can be no assurance that costs related to capital expenditures will be fully recovered.

   The integrated Southeast utilities have approximately 5,200 megawatts of combustion turbine generating capacity scheduled to be placed in service by 2002. Approximately 1,400 megawatts of this new capacity will be dedicated to the wholesale market. Southern Energy has approximately 1,000 megawatts of owned capacity under construction. Significant construction of transmission and distribution facilities and upgrading of generating plants will be continuing for the traditional business in the Southeast.

Other Capital Requirements

In addition to the funds needed for the construction program, approximately $2.1 billion will be required by the end of 2002 for present improvement fund requirements and maturities of long-term debt. Also, the subsidiaries will continue to retire higher-cost debt and preferred stock and replace these obligations with lower-cost capital if market conditions permit.

Environmental Matters

On November 3, 1999, the Environmental Protection Agency (EPA) brought a civil action in the U.S. District Court against Alabama Power, Georgia Power, and the system service company. The complaint alleges violations of the prevention of significant deterioration and new source review provisions of the Clean Air Act with respect to five coal-fired generating facilities in Alabama and Georgia. The civil action requests penalties and injunctive relief, including an order requiring the installation of the best available control technology at the affected units. The EPA concurrently issued to the integrated Southeast utilities a notice of violation related to 10 generating facilities, which includes the five facilities mentioned previously. In early 2000, the EPA filed a motion to amend its complaint to add the violations alleged in its notice of violation, and to add Gulf Power, Mississippi Power, and Savannah Electric as defendants. The complaint and notice of violation are similar to those brought against and issued to several other electric utilities. These complaints and notices of violation allege that the utilities had failed to secure necessary permits or install additional pollution equipment when performing maintenance and construction at coal burning plants constructed or under construction prior to 1978. Southern Company believes that its integrated utilities complied with applicable laws and the EPA's regulations and interpretations in effect at the time the work in question took place. The Clean Air Act authorizes civil penalties of up to $27,500 per day per violation at each generating unit. Prior to January 30, 1997, the penalty was $25,000 per day. An adverse outcome of this matter could require substantial capital expenditures that cannot be determined at this time and possibly require payment of substantial penalties. This could affect future results of operations, cash flows, and possibly financial condition if such costs are not recovered through regulated rates.

   In November 1990, the Clean Air Act was signed into law. Title IV of the Clean Air Act -- the acid rain compliance provision of the law -- significantly affected Southern Company. Specific reductions in sulfur dioxide and nitrogen oxide emissions from fossil-fired generating plants are required in two phases.

Southern Company and Subsidiary Companies 1999 Annual Report


Phase I compliance began in 1995 and initially affected 28 generating units of Southern Company. As a result of the company's compliance strategy, an additional 22 generating units were brought into compliance with Phase I requirements. Phase II compliance is required in 2000, and all fossil-fired generating plants will be affected.

   Southern Company achieved Phase I sulfur dioxide compliance at the affected plants by switching to low-sulfur coal, which required some equipment upgrades. Construction expenditures for Phase I nitrogen oxide and sulfur dioxide emissions compliance totaled approximately $300 million.

   For Phase II sulfur dioxide compliance, Southern Company currently uses emission allowances and increased fuel switching. Also, equipment to control nitrogen oxide emissions was installed on additional system fossil-fired units as necessary to meet Phase II limits and ozone non-attainment requirements for metropolitan Atlanta through 2000. Compliance for Phase II and initial ozone non-attainment requirements increased total estimated construction expenditures by approximately $105 million.

   The States of Georgia and Alabama have proposed or drafted rules to address one-hour ozone non-attainment in the Atlanta and Birmingham areas. Additional nitrogen oxide emission controls will be required on certain generating plants by May 1, 2003. It is expected that seven generating plants will be affected in the Atlanta area and two plants in the Birmingham area. Additional construction expenditures for compliance with these new rules are currently estimated at approximately $850 million.

   A significant portion of costs related to the acid rain and ozone nonattainment provision of the Clean Air Act is expected to be recovered through existing ratemaking provisions. However, there can be no assurance that all Clean Air Act costs will be recovered.

   In July 1997, the EPA revised the national ambient air quality standards for ozone and particulate matter. This revision makes the standards significantly more stringent. In September 1998, the EPA issued the final regional nitrogen oxide reduction rule to the states for implementation. The final rule affects 22 states, including Alabama and Georgia. The EPA's July 1997 standards and the September 1998 rule are being challenged in the courts by several states and industry groups. Implementation of the final state rules for these three initiatives could require substantial further reductions in nitrogen oxide and sulfur dioxide emissions from fossil-fired generating facilities and other industries in these states. Additional compliance costs and capital expenditures resulting from the implementation of these rules and standards cannot be determined until the results of legal challenges are known, and the states have adopted their final rules.

   The EPA and state environmental regulatory agencies are reviewing and evaluating various other matters including: additional controls for hazardous air pollutant emissions; control strategies to reduce regional haze; and hazardous waste disposal requirements. The impact of any new standards will depend on the development and implementation of applicable regulations.

   Southern Company must comply with other environmental laws and regulations that cover the handling and disposal of hazardous waste. Under these various laws and regulations, the subsidiaries could incur substantial costs to clean up properties. The subsidiaries conduct studies to determine the extent of any required cleanup costs and have recognized in their respective financial statements costs to clean up known sites. These costs for Southern Company amounted to $4 million in 1999, $6 million in 1998, and $4 million in 1997. Additional sites may require environmental remediation for which the subsidiaries may be liable for a portion or all required cleanup costs. See Note 3 to the financial statements for information regarding Georgia Power's potentially responsible party status at a site in Brunswick, Georgia.

   Several major pieces of environmental legislation are being considered for reauthorization or amendment by Congress. These include: the Clean Air Act; the Clean Water Act; the Comprehensive Environmental Response, Compensation, and Liability Act; the Resource Conservation and Recovery Act; the Toxic Substances Control Act; and the Endangered Species Act. Changes to these laws could affect many areas of Southern Company's operations. The full impact of any such changes cannot be determined at this time.

   Compliance with possible additional legislation related to global climate change, electromagnetic fields, and other environmental and health concerns could significantly affect Southern Company. The impact of new legislation -- if

Southern Company and Subsidiary Companies 1999 Annual Report


any -- will depend on the subsequent development and implementation of applicable regulations. In addition, the potential exists for liability as the result of lawsuits alleging damages caused by electromagnetic fields.

Sources of Capital

The amount and timing of additional equity capital to be raised in 2000 -- as well as in subsequent years -- will be contingent on Southern Company's investment opportunities. Equity capital can be provided from any combination of public offerings, private placements, or the company's stock plans.

   The integrated Southeast utilities plan to obtain the funds required for construction and other purposes from sources similar to those used in the past, which were primarily from internal sources. However, the type and timing of any financings -- if needed -- will depend on market conditions and regulatory approval. In recent years, financings primarily have utilized unsecured debt and trust preferred securities.

   To meet short-term cash needs and contingencies, Southern Company had at the beginning of 2000 approximately $466 million of cash and cash equivalents and $5.7 billion of unused credit arrangements with banks.

Cautionary Statement Regarding Forward-Looking
Information

Southern Company's 1999 Annual Report contains forward-looking and historical information. The company cautions that there are various important factors that could cause actual results to differ materially from those indicated in the forward-looking information. Accordingly, there can be no assurance that such indicated results will be realized. These factors include legislative and regulatory initiatives regarding deregulation and restructuring of the electric utility industry; the extent and timing of the entry of additional competition in the markets of the subsidiary companies; potential business strategies -- including acquisitions or dispositions of assets or internal restructuring -- that may be pursued by the company; state and federal rate regulation in the United States; changes in or application of environmental and other laws and regulations to which the company and its subsidiaries are subject; political, legal and economic conditions and developments in the United States and in foreign countries in which the subsidiaries operate; financial market conditions and the results of financing efforts; changes in commodity prices and interest rates; weather and other natural phenomena; the performance of projects undertaken by Southern Energy and the success of efforts to invest in and develop new opportunities; and other factors discussed in the reports -- including Form 10-K -- filed from time to time by the company with the SEC.

CONSOLIDATED STATEMENTS OF INCOME
For the Years Ended December 31, 1999, 1998, and 1997
Southern Company and Subsidiary Companies 1999 Annual Report


-----------------------------------------------------------------------------------------------------------------------------
                                                                                 1999                 1998              1997
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                 (in millions)
Operating Revenues:
Retail sales                                                                  $ 8,086             $  8,272           $ 7,647
Sales for resale                                                                  823                  896               886
Southern Energy revenues                                                        2,268                1,903             3,837
Other revenues                                                                    408                  332               241
-----------------------------------------------------------------------------------------------------------------------------
Total operating revenues                                                       11,585               11,403            12,611
-----------------------------------------------------------------------------------------------------------------------------
Operating Expenses:
Operation --
   Fuel                                                                         2,720                2,371             2,281
   Purchased power                                                                954                1,243             3,033
   Other                                                                        2,199                2,112             1,930
Maintenance                                                                       945                  887               763
Depreciation and amortization                                                   1,307                1,539             1,367
Taxes other than income taxes                                                     612                  599               572
Write down of assets                                                               69                  342                 -
-----------------------------------------------------------------------------------------------------------------------------
Total operating expenses                                                        8,806                9,093             9,946
-----------------------------------------------------------------------------------------------------------------------------
Operating Income                                                                2,779                2,310             2,665
Other Income:
Interest income                                                                   164                  243               152
Gain on asset sales                                                               315                   59                24
Equity in earnings of unconsolidated subsidiaries                                  94                  123                35
Other, net                                                                         94                   (2)                -
-----------------------------------------------------------------------------------------------------------------------------
Earnings Before Interest, Minority Interests, and Income Taxes                  3,446                2,733             2,876
-----------------------------------------------------------------------------------------------------------------------------
Interest Charges and Other:
Interest on long-term debt                                                        698                  712               678
Interest on notes payable                                                         183                  108               112
Amortization of debt discount, premium, and expense, net                          125                   65                34
Other interest charges                                                             53                   68                49
Minority interests in subsidiaries                                                183                   80                29
Distributions on capital and preferred securities of subsidiaries                 182                  149               120
Preferred dividends of subsidiaries                                                20                   25                43
-----------------------------------------------------------------------------------------------------------------------------
Total interest charges and other, net                                           1,444                1,207             1,065
-----------------------------------------------------------------------------------------------------------------------------
Earnings Before Income Taxes                                                    2,002                1,526             1,811
Income taxes                                                                      726                  549               839
-----------------------------------------------------------------------------------------------------------------------------
Consolidated Net Income                                                       $ 1,276             $    977          $    972
=============================================================================================================================
Common Stock Data:
  Average number of shares of common stock outstanding (in millions)              685                  697               685
  Basic and diluted earnings per share of common stock                          $1.86                $1.40             $1.42
  Cash dividends paid per share of common stock                                 $1.34                $1.34             $1.30
-----------------------------------------------------------------------------------------------------------------------------
The accompanying notes are an integral part of these statements.


CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 1999, 1998, and 1997
Southern Company and Subsidiary Companies 1999 Annual Report

--------------------------------------------------------------------------------------------------------------------------
                                                                               1999                 1998              1997
---------------------------------------------------------------------------------------------------------------------------
                                                                                              (in millions)
Operating Activities:
Consolidated net income                                                     $ 1,276             $    977          $    972
Adjustments to reconcile consolidated net income
   to net cash provided from operating activities --
      Depreciation and amortization                                           1,522                1,773             1,592
      Deferred income taxes and investment tax credits                          137                  (22)               (5)
      Gain on asset sales                                                      (315)                 (61)              (25)
      Write down of assets                                                       69                  342                 -
      Equity in earnings of unconsolidated subsidiaries                         (94)                (123)              (35)
      Other, net                                                                172                  (76)              (29)
      Changes in certain current assets and liabilities
         excluding effects from acquisitions --
           Receivables, net                                                    (213)                 151              (229)
           Fossil fuel stock                                                    (26)                 (35)               53
           Materials and supplies                                               (50)                 (10)               21
           Accounts payable                                                    (147)                 (17)              138
           Other                                                                392                 (151)              172
---------------------------------------------------------------------------------------------------------------------------
Net cash provided from operating activities                                   2,723                2,748             2,625
---------------------------------------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                                     (2,560)              (2,005)           (1,859)
Southern Energy business and asset acquisitions, net of cash acquired        (1,800)                (998)           (2,925)
Sales of property                                                               285                  281                32
Other                                                                          (139)                  86               (13)
---------------------------------------------------------------------------------------------------------------------------
Net cash used for investing activities                                       (4,214)              (2,636)           (4,765)
---------------------------------------------------------------------------------------------------------------------------
Financing Activities:
Increase (decrease) in notes payable, net                                     2,131                 (353)              509
Proceeds --
   Other long-term debt                                                       2,646                2,973             2,499
   Capital and preferred securities                                             250                  435             1,321
   Preferred stock                                                                -                  200                 -
   Common stock                                                                  24                  234               360
Redemptions --
   First mortgage bonds                                                        (890)              (1,487)             (168)
   Other long-term debt                                                        (957)                (599)             (802)
   Capital and preferred securities                                            (100)                   -                 -
   Preferred stock                                                              (86)                (239)             (660)
   Common stock repurchased                                                    (862)                (125)                -
Payment of common stock dividends                                              (921)                (933)             (889)
Other                                                                          (150)                  53               126
---------------------------------------------------------------------------------------------------------------------------
Net cash provided from (used for) financing activities                        1,085                  159             2,296
---------------------------------------------------------------------------------------------------------------------------
Net Increase (Decrease) in Cash and Cash Equivalents                           (406)                 271               156
Cash and Cash Equivalents at Beginning of Year                                  872                  601               445
---------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                                    $   466             $    872          $    601
===========================================================================================================================
Supplemental Cash Flow Information:
Cash paid during the year for --
   Interest (net of amount capitalized)                                      $1,011                 $998              $876
   Income taxes                                                                $642                 $839              $823
Southern Energy business and asset acquisitions --
   Fair value of assets acquired                                             $1,832               $1,072            $4,768
   Less cash paid                                                             1,800                  998             2,925
---------------------------------------------------------------------------------------------------------------------------
Liabilities assumed                                                          $   32               $   74            $1,843
===========================================================================================================================
The accompanying notes are an integral part of these statements.

CONSOLIDATED BALANCE SHEETS
At December 31, 1999 and 1998
Southern Company and Subsidiary Companies 1999 Annual Report

-----------------------------------------------------------------------------------------------------------------------
Assets                                                                                     1999                    1998
-----------------------------------------------------------------------------------------------------------------------
                                                                                                     (in millions)
Current Assets:
Cash and cash equivalents                                                               $   466                $    872
Special deposits                                                                             72                      87
Receivables, less accumulated provisions for uncollectible accounts
   of $59 million in 1999 and $113 million in 1998                                        1,652                   1,692
Unrecovered retail fuel clause revenue                                                      244                     105
Fossil fuel stock, at average cost                                                          311                     252
Materials and supplies, at average cost                                                     585                     515
Other                                                                                       199                     183
-----------------------------------------------------------------------------------------------------------------------
Total current assets                                                                      3,529                   3,706
-----------------------------------------------------------------------------------------------------------------------
Property, Plant, and Equipment:
In service                                                                               36,763                  35,169
Less accumulated provision for depreciation                                              14,076                  13,239
-----------------------------------------------------------------------------------------------------------------------
                                                                                         22,687                  21,930
Nuclear fuel, at amortized cost                                                             227                     217
Construction work in progress                                                             1,630                   1,782
-----------------------------------------------------------------------------------------------------------------------
Total property, plant, and equipment                                                     24,544                  23,929
-----------------------------------------------------------------------------------------------------------------------
Other Property and Investments:
Equity investments in unconsolidated subsidiaries                                         1,376                   1,549
Property rights, net of accumulated amortization of
   $227 million in 1999 and $169 million in 1998                                          2,202                   1,185
Goodwill, net of accumulated amortization of
   $164 million in 1999 and $106 million in 1998                                          2,106                   2,125
Other intangibles, net of accumulated amortization of
   $13 million in 1999 and $1 million in 1998                                               447                     154
Nuclear decommissioning trusts, at fair value                                               658                     516
Leveraged leases                                                                            556                     264
Other                                                                                       580                     374
-----------------------------------------------------------------------------------------------------------------------
Total other property and investments                                                      7,925                   6,167
-----------------------------------------------------------------------------------------------------------------------
Deferred Charges and Other Assets:
Deferred charges related to income taxes                                                    987                   1,036
Prepaid pension costs                                                                       590                     491
Debt expense, being amortized                                                               145                     129
Premium on reacquired debt, being amortized                                                 217                     294
Other                                                                                       459                     439
-----------------------------------------------------------------------------------------------------------------------
Total deferred charges and other assets                                                   2,398                   2,389
-----------------------------------------------------------------------------------------------------------------------
Total Assets                                                                            $38,396                 $36,191
=======================================================================================================================
The accompanying notes are an integral part of these balance sheets.


CONSOLIDATED BALANCE SHEETS (continued)
At December 31, 1999 and 1998
Southern Company and Subsidiary Companies 1999 Annual Report

-----------------------------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity                                                       1999                    1998
-----------------------------------------------------------------------------------------------------------------------
                                                                                                   (in millions)

Current Liabilities:
Securities due within one year                                                          $   576                 $ 1,526
Notes payable                                                                             3,915                   1,828
Accounts payable                                                                            895                   1,027
Customer deposits                                                                           133                     125
Taxes accrued --
   Income taxes                                                                             155                      49
   Other                                                                                    264                     299
Interest accrued                                                                            281                     233
Vacation pay accrued                                                                        120                     112
Other                                                                                       794                     542
-----------------------------------------------------------------------------------------------------------------------
Total current liabilities                                                                 7,133                   5,741
-----------------------------------------------------------------------------------------------------------------------
Long-term debt (See accompanying statements)                                             11,747                  10,472
-----------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes                                                         4,505                   4,481
Deferred credits related to income taxes                                                    640                     715
Accumulated deferred investment tax credits                                                 693                     723
Employee benefits provisions                                                                513                     474
Prepaid capacity revenues                                                                    80                      96
Other                                                                                       460                     609
-----------------------------------------------------------------------------------------------------------------------
Total deferred credits and other liabilities                                              6,891                   7,098
-----------------------------------------------------------------------------------------------------------------------
Minority interests in subsidiaries                                                          725                     535
-----------------------------------------------------------------------------------------------------------------------
Company or subsidiary obligated mandatorily redeemable
   capital and preferred securities (See accompanying statements)                         2,327                   2,179
-----------------------------------------------------------------------------------------------------------------------
Cumulative preferred stock of subsidiaries (See accompanying statements)                    369                     369
-----------------------------------------------------------------------------------------------------------------------
Common stockholders' equity (See accompanying statements)                                 9,204                   9,797
-----------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity                                              $38,396                 $36,191
=======================================================================================================================
Commitments and Contingent Matters (Notes 1, 2, 3, 4, 5, 7, 12, and 13)
-----------------------------------------------------------------------------------------------------------------------
The accompanying notes are an integral part of these balance sheets.

CONSOLIDATED STATEMENTS OF CAPITALIZATION
At December 31, 1999 and 1998
Southern Company and Subsidiary Companies 1999 Annual Report


-----------------------------------------------------------------------------------------------------------------------------------
                                                                         1999             1998              1999              1998
-----------------------------------------------------------------------------------------------------------------------------------
                                                                             (in millions)                    (percent of total)
Long-Term Debt of Subsidiaries:
First mortgage bonds --
   Maturity                        Interest Rates
   -------                         -------------
   1999                            6.13% to 8.67%                     $     -          $   373
   2000                            6.00% to 8.67%                         200              209
   2001                            8.67%                                    -                9
   2002                            8.67%                                    -               10
   2003                            6.13% to 8.67%                         325              635
   2004                            6.60% to 8.67%                          35               45
   2005 through 2009               6.07% to 8.67%                         105              165
   2010 through 2014               8.67%                                    -               80
   2015 through 2019               8.67%                                    -               38
   2020 through 2024               7.30% to 9.00%                         559              764
   2025 through 2026               6.88% to 7.88%                         117              137
-----------------------------------------------------------------------------------------------------------------------------------
Total first mortgage bonds                                              1,341            2,465
-----------------------------------------------------------------------------------------------------------------------------------
Long-term notes payable --
   6.13% to 11.00% due 1999-2002                                            -              437
   6.38% to 11.00% due 2000-2002                                          279                -
   5.35% to 9.75% due 2003-2004                                           901              361
   5.49% to 10.50% due 2005                                               760              551
   6.80% to 9.70% due 2006                                                593              582
   5.76% to 10.25% due 2007                                               583              447
   3.07% to 10.56% due 2008-2015                                        1,605              959
   6.38% to 8.12% due 2018-2038                                           801              803
   6.63% to 7.13% due 2039-2048                                         1,029              729
   Adjustable rates (3.81% to 8.63% at 1/1/00)
      due 1999-2007                                                     1,887            1,958
-----------------------------------------------------------------------------------------------------------------------------------
Total long-term notes payable                                           8,438            6,827
-----------------------------------------------------------------------------------------------------------------------------------
Other long-term debt --
   Pollution control revenue bonds --
      Collateralized:
         4.38% to 6.75% due 2000-2026                                     617              954
         Variable rates (3.70% to 4.85% at 1/1/00)
           due 2011-2025                                                  120              639
      Non-collateralized:
         5.25% to 7.25% due 2003-2034                                     263              110
         Variable rates (3.50% to 6.03% at 1/1/00)
           due 2011-2037                                                1,510              880
-----------------------------------------------------------------------------------------------------------------------------------
Total other long-term debt                                              2,510            2,583
-----------------------------------------------------------------------------------------------------------------------------------
Capitalized lease obligations                                              97              135
-----------------------------------------------------------------------------------------------------------------------------------
Unamortized debt premium (discount), net                                  (63)             (98)
-----------------------------------------------------------------------------------------------------------------------------------
Total long-term debt (annual interest
   requirement -- $800 million)                                        12,323           11,912
Less amount due within one year    576                                  1,440
-----------------------------------------------------------------------------------------------------------------------------------
Long-term debt excluding amount due within one year                    11,747           10,472              49.7%             45.9%
-----------------------------------------------------------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CAPITALIZATION (continued)
At December 31, 1999 and 1998
Southern Company and Subsidiary Companies 1999 Annual Report

-----------------------------------------------------------------------------------------------------------------------------------
                                                                         1999             1998              1999              1998
-----------------------------------------------------------------------------------------------------------------------------------
                                                                             (in millions)                    (percent of total)
Company or Subsidiary Obligated Mandatorily
   Redeemable Capital and Preferred Securities:
$25 liquidation value --
   6.85% to 7.00%                                                         435              235
   7.13% to 7.38%                                                         297              297
   7.60% to 7.63%                                                         415              415
   7.75%                                                                  649              649
   8.14% to 9.00%                                                         481              583
   Auction rate (6.42% at 1/1/00)                                          50                -
-----------------------------------------------------------------------------------------------------------------------------------
Total company or subsidiary obligated mandatorily
   redeemable capital and preferred securities (annual
   distribution requirement -- $176 million)                            2,327            2,179               9.8               9.6
-----------------------------------------------------------------------------------------------------------------------------------
Cumulative Preferred Stock of Subsidiaries:
$100 par or stated value --
   4.20% to 7.00%                                                          99              135
$25 par or stated value --
   5.20% to 5.83%                                                         200              200
Adjustable and auction rates -- at 1/1/00:
   4.22% to 4.50%                                                          70              120
-----------------------------------------------------------------------------------------------------------------------------------
Total (annual dividend requirement -- $19 million)                        369              455
Less amount due within one year                                             -               86
-----------------------------------------------------------------------------------------------------------------------------------
Total cumulative preferred stock of subsidiaries
   excluding amount due within one year                                   369              369               1.6               1.6
-----------------------------------------------------------------------------------------------------------------------------------
Common Stockholders' Equity:
Common stock, par value $5 per share --
   Authorized -- 1 billion shares
   Issued -- 1999:  701 million shares
          -- 1998:  700 million shares
   Treasury -- 1999: 35 million shares
            -- 1998:  2 million shares
   Par value                                                            3,503            3,499
   Paid-in capital                                                      2,480            2,463
   Treasury, at cost                                                     (919)             (58)
Retained earnings                                                       4,232            3,878
Accumulated other comprehensive income                                    (92)              15
-----------------------------------------------------------------------------------------------------------------------------------
Total common stockholders' equity                                       9,204            9,797              38.9              42.9
-----------------------------------------------------------------------------------------------------------------------------------
Total Capitalization                                                  $23,647          $22,817             100.0%            100.0%
===================================================================================================================================
The accompanying notes are an integral part of these statements.


CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS' EQUITY
For the Years Ended December 31, 1999, 1998, and 1997
Southern Company and Subsidiary Companies 1999 Annual Report




                                                     Common Stock                                 Accumulated
                                          ---------------------------------------                    Other
                                           Par           Paid In                      Retained   Comprehensive
                                           Value         Capital       Treasury       Earnings      Income         Total
-------------------------------------------------------------------------------------------------------------------------
                                                                           (in millions)

Balance at January 1, 1997                $3,385          $2,053         $   -         $3,764      $   14         $9,216
Net income                                     -               -             -            972           -            972
Other comprehensive income                     -               -             -              -          (7)            (7)
Stock issued                                  82             278             -              -           -            360
Cash dividends                                 -               -             -           (889)          -           (889)
Other                                          -               -             -             (5)          -             (5)
-------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997               3,467           2,331             -          3,842           7          9,647
Net income                                     -               -             -            977           -            977
Other comprehensive income                     -               -             -              -           8              8
Stock issued                                  32             132            70              -           -            234
Stock repurchased, at cost                     -               -          (125)             -           -           (125)
Cash dividends                                 -               -             -           (933)          -           (933)
Other                                          -               -            (3)            (8)          -            (11)
-------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998               3,499           2,463           (58)         3,878          15          9,797
Net income                                     -               -             -          1,276           -          1,276
Other comprehensive income                     -               -             -              -        (107)          (107)
Stock issued                                   4              17             1              -           -             22
Stock repurchased, at cost                     -               -          (861)             -           -           (861)
Cash dividends                                 -               -             -           (921)          -           (921)
Other                                          -               -            (1)            (1)          -             (2)
-------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999              $3,503          $2,480         $(919)        $4,232      $  (92)        $9,204
=========================================================================================================================


CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
For the Years Ended December 31, 1999, 1998, and 1997
Southern Company and Subsidiary Companies 1999 Annual Report

-----------------------------------------------------------------------------------------------------------------------
                                                                          1999                 1998              1997
--------------------------------------------------------------------------------------------------------------------------
                                                                                          (in millions)

Consolidated Net Income                                                 $1,276                 $977              $972
Other comprehensive income:
   Foreign currency translation adjustments                               (165)                  12               (10)
   Less applicable income taxes (benefits)                                 (58)                   4                (3)
--------------------------------------------------------------------------------------------------------------------------
Consolidated Comprehensive Income                                       $1,169                 $985              $965
==========================================================================================================================
The accompanying notes are an integral part of these statements.


NOTES TO FINANCIAL STATEMENTS
Southern Company and Subsidiary Companies 1999 Annual Report


1. Summary of Significant Accounting
   Policies

General

Southern Company is the parent company of five integrated Southeast utilities, a system service company, Southern Communications Services (Southern LINC), Southern Company Energy Solutions, Southern Energy, Inc. (Southern Energy), Southern Nuclear Operating Company (Southern Nuclear), and other direct and indirect subsidiaries. The integrated Southeast utilities -- Alabama Power, Georgia Power, Gulf Power, Mississippi Power, and Savannah Electric -- provide electric service in four states. Contracts among the integrated Southeast utilities -- related to jointly owned generating facilities, interconnecting transmission lines, and the exchange of electric power --are regulated by the Federal Energy Regulatory Commission (FERC) and/or the Securities and Exchange Commission (SEC). The system service company provides, at cost, specialized services to Southern Company and subsidiary companies. Southern LINC provides digital wireless communications services to the integrated Southeast utilities and also markets these services to the public within the Southeast. Southern Company Energy Solutions develops new business opportunities related to energy products and services. Southern Nuclear provides services to Southern Company's nuclear power plants. Southern Energy acquires, develops, builds, owns, and operates power production and delivery facilities and provides a broad range of energy-related services to utilities and industrial companies in selected countries around the world. Southern Energy businesses include independent power projects, integrated utilities, a distribution company, and energy trading and marketing businesses outside the southeastern United States.

   Southern Company is registered as a holding company under the Public Utility Holding Company Act of 1935 (PUHCA). Both the company and its subsidiaries are subject to the regulatory provisions of the PUHCA. The integrated Southeast utilities also are subject to regulation by the FERC and their respective state public service commissions. The companies follow generally accepted accounting principles and comply with the accounting policies and practices prescribed by their respective commissions. The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates, and the actual results may differ from those estimates. All material intercompany items have been eliminated in consolidation.

   The consolidated financial statements reflect investments in controlled subsidiaries on a consolidated basis. The equity method is used for subsidiaries in which the company has significant influence but does not control. Certain prior years' data presented in the consolidated financial statements have been reclassified to conform with the current year presentation.

Regulatory Assets and Liabilities

The integrated Southeast utilities are subject to the provisions of Financial Accounting Standards Board (FASB) Statement No. 71, Accounting for the Effects of Certain Types of Regulation. Regulatory assets represent probable future revenues associated with certain costs that are expected to be recovered from customers through the ratemaking process. Regulatory liabilities represent probable future reductions in revenues associated with amounts that are expected to be credited to customers through the ratemaking process. Regulatory assets and (liabilities) reflected in the Consolidated Balance Sheets at December 31 relate to the following:

                                           1999           1998
---------------------------------------------------------------
                                             (in millions)
Deferred income tax charges               $ 987         $1,036
Premium on reacquired debt                  217            294
Department of Energy assessments             52             57
Vacation pay                                 87             81
Postretirement benefits                      33             36
Deferred income tax credits                (640)          (715)
Storm damage reserves                       (29)           (24)
Other, net                                  144            162
---------------------------------------------------------------
Total                                     $ 851         $  927
===============================================================

   In the event that a portion of a company's operations is no longer subject to the provisions of FASB Statement No. 71, the company would be required to write off related regulatory assets and liabilities that are not specifically recoverable through regulated rates. In addition, the company would be required to determine if any impairment to other assets exists, including plant, and write down the assets, if impaired, to their fair value.

Southern Company and Subsidiary Companies 1999 Annual Report


Revenues and Fuel Costs

Revenues are accrued for service rendered but unbilled at the end of each fiscal period. Fuel costs are expensed as the fuel is used. Electric rates for the integrated Southeast utilities include provisions to adjust billings for fluctuations in fuel costs, the energy component of purchased power costs, and certain other costs. Revenues are adjusted for differences between recoverable fuel costs and amounts actually recovered in current regulated rates.

   Southern Company has a diversified base of customers. No single customer or industry comprises 10 percent or more of revenues. For all periods presented, uncollectible accounts continued to average less than 1 percent of revenues.

   Fuel expense includes the amortization of the cost of nuclear fuel and a charge, based on nuclear generation, for the permanent disposal of spent nuclear fuel. Total charges for nuclear fuel included in fuel expense amounted to $137 million in 1999, $133 million in 1998, and $144 million in 1997. Alabama Power and Georgia Power have contracts with the U.S. Department of Energy (DOE) that provide for the permanent disposal of spent nuclear fuel. The DOE failed to begin disposing of spent fuel in January 1998 as required by the contracts, and the companies are pursuing legal remedies against the government for breach of contract. Sufficient storage capacity currently is available to permit operation into 2003 at Plant Hatch, into 2017 at Plant Vogtle, and into 2009 and 2013 at Plant Farley units 1 and 2, respectively. Activities for adding dry cask storage capacity and for potentially increasing spent fuel pool rack capacity at Plant Hatch during 2000 are in progress. Planning for additional on-site spent fuel storage capacity at Plant Farley is also in progress, with the intent to place additional on-site spent fuel storage capacity in operation as early as 2005. In addition, through Southern Nuclear, Alabama Power and Georgia Power are members of Private Fuel Storage, LLC, a joint utility effort to develop a private spent fuel storage facility for temporary storage of spent nuclear fuel. This facility is planned to begin operation as early as the year 2003.

   Also, the Energy Policy Act of 1992 required the establishment of a Uranium Enrichment Decontamination and Decommissioning Fund, which is funded in part by a special assessment on utilities with nuclear plants. This assessment is being paid over a 15-year period, which began in 1993. This fund will be used by the DOE for the decontamination and decommissioning of its nuclear fuel enrichment facilities. The law provides that utilities will recover these payments in the same manner as any other fuel expense. Alabama Power and Georgia Power -- based on its ownership interests -- estimate their respective remaining liability at December 31, 1999, under this law to be approximately $28 million and $21 million. These obligations are recorded in the Consolidated Balance Sheets.

Depreciation and Nuclear Decommissioning

Depreciation of the original cost of plant in service is provided primarily by using composite straight-line rates, which approximated 3.5 percent in 1999 and
3.4 percent in 1998 and 1997. When property subject to depreciation is retired or otherwise disposed of in the normal course of business, its cost -- together with the cost of removal, less salvage -- is charged to the accumulated provision for depreciation. Minor items of property included in the original cost of the plant are retired when the related property unit is retired. Depreciation expense includes an amount for the expected costs of decommissioning nuclear facilities and removal of other facilities.

   Georgia Power recorded additional depreciation of electric plant amounting to $314 million in 1998 and $159 million in 1997. Georgia Power did not record any additional depreciation in 1999. See Note 3 under "Georgia Power 1998 Retail Rate Order" for additional information.

   The Nuclear Regulatory Commission (NRC) requires all licensees operating commercial power reactors to establish a plan for providing, with reasonable assurance, funds for decommissioning. Alabama Power and Georgia Power have external trust funds to comply with the NRC's regulations. Amounts previously recorded in internal reserves are being transferred into the external trust funds over periods approved by the respective state public service commissions. The NRC's minimum external funding requirements are based on a generic estimate of the cost to decommission the radioactive portions of a nuclear unit based on the size and type of reactor. Alabama Power and Georgia Power have filed plans

Southern Company and Subsidiary Companies 1999 Annual Report


with the NRC to ensure that -- over time -- the deposits and earnings of the external trust funds will provide the minimum funding amounts prescribed by the NRC.

   Site study cost is the estimate to decommission a specific facility as of the site study year, and ultimate cost is the estimate to decommission a specific facility as of its retirement date. The estimated costs of decommissioning -- both site study costs and ultimate costs -- based on the most current study as of December 31, 1999, for Alabama Power's Plant Farley and Georgia Power's ownership interests in plants Hatch and Vogtle were as follows:

                                   Plant      Plant      Plant
                                  Farley      Hatch     Vogtle
---------------------------------------------------------------
Site study basis (year)             1998       1997       1997
Decommissioning periods:
   Beginning year                   2017       2014       2027
   Completion year                  2031       2027       2038
---------------------------------------------------------------
                                        (in millions)
Site study costs:
   Radiated structures              $629       $372       $317
   Non-radiated structures            60         33         44
---------------------------------------------------------------
Total                               $689       $405       $361
===============================================================
                                        (in millions)
Ultimate costs:
   Radiated structures            $1,868       $722    $   922
   Non-radiated structures           178         65        129
---------------------------------------------------------------
Total                             $2,046       $787     $1,051
===============================================================

Significant assumptions:
   Inflation rate                    4.5%       3.6%       3.6%
   Trust earning rate                7.0        6.5        6.5
---------------------------------------------------------------

   The decommissioning cost estimates are based on prompt dismantlement and removal of the plant from service. The actual decommissioning costs may vary from the above estimates because of changes in the assumed date of decommissioning, changes in NRC requirements, or changes in the assumptions used in making these estimates. Rates used in the assumptions were approved by the respective public service commissions.

   Annual provisions for nuclear decommissioning are based on an annuity method as approved by the respective state public service commissions. The amount expensed in 1999 and fund balances were as follows:

                                   Plant      Plant      Plant
                                  Farley      Hatch     Vogtle
---------------------------------------------------------------
                                        (in millions)
Amount expensed in 1999              $18        $17         $9
Accumulated provisions:
   External trust funds,
      at fair value                 $287       $222       $149
   Internal reserves                  40         22         12
---------------------------------------------------------------
Total                               $327       $244       $161
===============================================================

   Alabama Power's decommissioning costs for ratemaking are based on the site study. Effective January 1, 1999, the Georgia Public Service Commission
(GPSC)increased Georgia Power's annual provision for decommissioning expenses to $26 million. This amount is based on the NRC generic estimate to decommission the radioactive portion of the facilities as of 1997. The estimates are $526 million and $438 million for plants Hatch and Vogtle, respectively. The ultimate costs associated with the 1997 NRC minimum funding requirements are $1.1 billion and $1.3 billion for plants Hatch and Vogtle, respectively. Alabama Power and Georgia Power expect their respective state public service commissions to periodically review and adjust, if necessary, the amounts collected in rates for the anticipated cost of decommissioning.

Income Taxes

Southern Company uses the liability method of accounting for deferred income taxes and provides deferred income taxes for all significant income tax temporary differences. Investment tax credits utilized are deferred and amortized to income over the average lives of the related property.

Property, Plant, and Equipment

Property, plant, and equipment is stated at original cost less regulatory disallowances and impairments. Original cost includes: materials; labor; minor items of property; appropriate administrative and general costs; payroll-related costs such as taxes, pensions, and other benefits; and the estimated cost of funds used during construction. The cost of maintenance, repairs, and

Southern Company and Subsidiary Companies 1999 Annual Report


replacement of minor items of property is charged to maintenance expense. The cost of replacements of property -- exclusive of minor items of property -- is capitalized.

Property Rights

Property rights primarily consist of leasehold interests in Southern Energy's Asian power generation facilities that are developed under build, operate, and transfer agreements with the government-owned utility. These construction costs for Southern Energy are initially recorded as construction work in progress, and -- after completion -- they are recorded as leasehold interests. These costs are amortized over the period -- ranging from 12 to 29 years -- that the facility is operated before transfer to the government-owned utility.

Goodwill and Other Intangible Assets

Goodwill, which represents the excess of cost over the fair value of assets of businesses acquired, is amortized on a straight-line basis over periods from 30 to 40 years. Other intangible assets are amortized on a straight-line basis over periods from 15 to 30 years.

Leveraged Leases

Southern Energy has several leveraged lease agreements -- ranging from 21 to 30 years -- that primarily relate to international energy generation, distribution, and transportation assets. The investment income earned from these leveraged leases is immaterial for all periods presented.

Impairment of Long-Lived Assets and Intangibles

Southern Company evaluates long-lived assets -- including goodwill and identifiable intangibles -- when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. The determination of whether an impairment has occurred is based on an estimate of undiscounted future cash flows attributable to the assets, as compared to the carrying value of the assets. If an impairment has occurred, the amount of the impairment recognized is determined by estimating the fair value of the assets and recording a provision for loss if the carrying value is greater than the fair value. For assets identified as held for sale, the carrying value is compared to their estimated fair value less the cost to sell in order to determine if an impairment provision is required. Until the assets are disposed of, their estimated fair value is reevaluated when circumstances or events change.

Cash and Cash Equivalents

For purposes of the consolidated financial statements, temporary cash investments are considered cash equivalents. Temporary cash investments are securities with original maturities of 90 days or less.

Materials and Supplies

Generally, materials and supplies include the costs of transmission, distribution, and generating plant materials. Materials are charged to inventory when purchased and then expensed or capitalized to plant, as appropriate, when installed.

Foreign Currency Translation

Assets and liabilities of Southern Energy's international operations, where the local currency is the functional currency, have been translated at year-end exchange rates, and revenues and expenses have been translated using average exchange rates prevailing during the year. Adjustments resulting from translation have been recorded in other comprehensive income. The financial statements of international operations, where the U.S. dollar is the functional currency, reflect certain transactions denominated in the local currency that have been remeasured in U.S. dollars. The remeasurement of local currencies into U.S. dollars creates gains and losses from foreign currency transactions that are included in consolidated net income. Gains and losses on foreign currency transactions are not material for all periods presented.

Comprehensive Income

Comprehensive income -- consisting of net income and foreign currency translation adjustments net of taxes -- is presented in the consolidated financial statements. The objective of the statement is to report a measure of all changes in common stock equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners.

Southern Company and Subsidiary Companies 1999 Annual Report


Financial Instruments for Non-Trading Activities

Non-trading derivative financial instruments are used to hedge exposures to fluctuations in interest rates, foreign currency exchange rates, and certain commodity prices. Gains and losses on qualifying hedges are deferred and recognized either in income or as an adjustment to the carrying amount of the hedged item when the transaction occurs.

   The company utilizes interest rate swaps and cross currency interest rate swaps to minimize borrowing costs by changing the interest rate and currency of the original borrowing. For qualifying hedges, the interest rate differential is reflected as an adjustment to interest expense over the life of the swaps.

   Southern Energy's international operations are exposed to the effects of foreign currency exchange rate fluctuations. To protect against this exposure, currency swaps are used to hedge the net investment in certain foreign subsidiaries, which has the effect of converting foreign currency cash inflows into U.S. dollars at fixed exchange rates. Gains or losses on these currency swaps, designated as hedges of net investments, are offset against the translation effects reflected in other comprehensive income. Non-trading hedging activities are classified in the same category as the item hedged in the company's cash flow statement.

   Non-trading financial derivative instruments held at December 31, 1999, were as follows:

                     Year of                      Unrecognized
                    Maturity or      Notional         Gain
Type                Termination        Amount        (Loss)
-------------------------------     --------------------------
                                          (in millions)
Interest rate
   swaps:             2000-2012        $1,910         $(3)
                      2001-2012    (pound)600        $(49)
                      2002-2007         DM691         $(5)
Cross currency
   swaps              2001-2007    (pound)414        $(11)
Cross currency
   swaption                2003         DM435         $11
-----------------------------------------------------------------
(pound) - Denotes British pound sterling.
DM - Denotes Deutschemark.

   The company is exposed to losses related to financial instruments in the event of counterparties' nonperformance. The company has established controls to determine and monitor the creditworthiness of counterparties in order to mitigate the company's exposure to counterparty credit risk. The company is unaware of any counterparties that will fail to meet their obligations.

   Other Southern Company financial instruments for which the carrying amount did not equal fair value at December 31 were as follows:

                                       Carrying          Fair
                                         Amount         Value
--------------------------------------------------------------
                                            (in millions)
Long-term debt:
   At December 31, 1999                 $12,226        $11,557
   At December 31, 1998                  11,777         11,626
Capital and preferred securities:
   At December 31, 1999                   2,327          2,015
   At December 31, 1998                   2,179          2,288
--------------------------------------------------------------

   The fair values for long-term debt and capital and preferred securities were based on either closing market price or closing price of comparable instruments.

Financial Instruments for Trading Activities

During 1999, Southern Energy created an energy trading company in Amsterdam, which provides risk management services associated with the energy industry to its customers in the European market. These services are provided primarily through a variety of exchange-traded energy contracts including forward contracts, futures contracts, option contracts, and financial swap agreements. These contractual commitments, which represent risk management assets and liabilities, are accounted for using the mark-to-market method of accounting. Accordingly, they are reflected at fair value, net of future delivery costs, in the Consolidated Balance Sheets.

   Net unrealized gains from risk management services are immaterial at December 31, 1999. The volumetric weighted average maturity of the contractual commitments was 1.35 years. The net notional amount of the risk management assets and liabilities at December 31, 1999 was 5.3 billion kilowatt-hours. The notional amount is indicative only of the volume of activity and not of the amount exchanged by the parties to the financial instruments. Consequently,

Southern Company and Subsidiary Companies 1999 Annual Report


these amounts are not a measure of market risk. The averages for 1999 were based on month-end balances. The fair value of these assets and liabilities at December 31, 1999 was $1 million and $5 million, respectively.

   The Amsterdam trading operations involve elements of credit risk. The trading operation has attempted to mitigate this risk by establishing controls to determine and monitor the creditworthiness of counterparties. The company monitors credit risk on both an individual and group counterparty basis. Accordingly, the company does not anticipate any material impact to its financial position or results of operations as a result of counterparty nonperformance.

2. Retirement Benefits

Southern Company has defined benefit, trusteed, pension plans that cover substantially all employees. In the United States, Southern Company provides certain medical care and life insurance benefits for retired employees. Substantially all these employees may become eligible for such benefits when they retire. The integrated Southeast utilities fund trusts to the extent required by their respective regulatory commissions. The measurement date for plan assets and obligations is September 30 for each year.

Pension Plans

Changes during the year in the projected benefit obligations and in the fair value of plan assets were as follows:

                                                Projected
                                           Benefit Obligations
                                           -------------------
                                             1999         1998
--------------------------------------------------------------
                                                (in millions)
Balance at beginning of year               $4,170       $3,701
Service cost                                  111           99
Interest cost                                 265          273
Benefits paid                                (213)        (201)
Actuarial (gain) loss                        (251)         298
--------------------------------------------------------------
Balance at end of year                     $4,082       $4,170
==============================================================

                                               Plan Assets
                                             -----------------
                                             1999         1998
--------------------------------------------------------------
                                                (in millions)
Balance at beginning of year               $5,978       $5,931
Actual return on plan assets                1,008          223
Employer contributions                          -            4
Benefits paid                                (308)        (180)
--------------------------------------------------------------
Balance at end of year                     $6,678       $5,978
==============================================================

   The accrued pension costs recognized in the Consolidated Balance Sheets were as follows:

                                             1999         1998
---------------------------------------------------------------
                                                (in millions)
Funded status                             $ 2,596      $ 1,808
Unrecognized transition obligation            (76)         (89)
Unrecognized prior service cost               149          119
Unrecognized net gain                      (2,079)      (1,347)
---------------------------------------------------------------
Prepaid asset recognized in the
   Consolidated Balance Sheets            $   590      $   491
===============================================================

   Components of the pension plans' net periodic cost were as follows:

                                    1999      1998      1997
---------------------------------------------------------------
                                          (in millions)
Service cost                       $ 111     $  99      $  94
Interest cost                        265       273        271
Expected return on
   plan assets                      (451)     (425)      (394)
Recognized net gain                  (42)      (47)       (42)
Net amortization                       2        (9)        (9)
---------------------------------------------------------------
Net pension cost (income)          $(115)    $(109)     $ (80)
===============================================================

Postretirement Benefits

Changes during the year in the accumulated benefit obligations and in the fair value of plan assets were as follows:

                                                Accumulated
                                           Benefit Obligations
                                           --------------------
                                             1999         1998
---------------------------------------------------------------
                                                (in millions)
Balance at beginning of year               $1,037       $  935
Service cost                                   21           18
Interest cost                                  69           69
Benefits paid                                 (36)         (35)
Actuarial (gain) loss                         (95)          50
----------------------------------------------------------------
Balance at end of year                     $  996       $1,037
================================================================

Southern Company and Subsidiary Companies 1999 Annual Report

                                               Plan Assets
                                             ------------------
                                             1999         1998
---------------------------------------------------------------
                                                (in millions)
Balance at beginning of year                 $336         $294
Actual return on plan assets                   36            8
Employer contributions                         60           69
Benefits paid                                 (37)         (35)
---------------------------------------------------------------
Balance at end of year                       $395         $336
===============================================================

   The accrued postretirement costs recognized in the Consolidated Balance Sheets were as follows:

                                             1999         1998
---------------------------------------------------------------
                                                (in millions)
Funded status                               $(601)       $(701)
Unrecognized transition obligation            203          219
Unrecognized prior service cost                 1            -
Unrecognized net loss (gain)                   11          117
Fourth quarter contributions                   25           30
---------------------------------------------------------------
Accrued liability recognized in the
   Consolidated Balance Sheets              $(361)       $(335)
===============================================================

   Components of the postretirement plans' net periodic cost were as follows:

                                    1999      1998       1997
--------------------------------------------------------------
                                          (in millions)
Service cost                        $ 21      $ 18       $ 18
Interest cost                         69        69         66
Expected return on
   plan assets                       (26)      (21)       (18)
Recognized net gain                    2         2          3
Net amortization                      15        14         17
--------------------------------------------------------------
Net postretirement cost             $ 81      $ 82       $ 86
==============================================================

   The weighted average rates assumed in the actuarial calculations for both the pension plans and postretirement benefits were:

                                             1999         1998
---------------------------------------------------------------
Discount                                     7.50%        6.75%
Annual salary increase                       5.00         4.25
Long-term return on plan assets              8.50         8.50
---------------------------------------------------------------

   An additional assumption used in measuring the accumulated postretirement benefit obligation was a weighted average medical care cost trend rate of 7.74 percent for 1999, decreasing gradually to 5.50 percent through the year 2005, and remaining at that level thereafter. An annual increase or decrease in the assumed medical care cost trend rate of 1 percent would affect the accumulated benefit obligation and the service and interest cost components at December 31, 1999 as follows:

                                      1 Percent      1 Percent
                                      Increase        Decrease
----------------------------------------------------------------
                                            (in millions)
Benefit obligation                      $73               $(62)
Service and interest costs                6                 (5)
----------------------------------------------------------------

Work Force Reduction Programs

Southern Company has incurred additional costs for work force reduction programs. The costs related to these programs were $30 million, $32 million, and $50 million for the years 1999, 1998, and 1997, respectively. In addition, certain costs of these programs were deferred and are being amortized in accordance with regulatory treatment.

3. CONTINGENCIES AND REGULATORY
   MATTERS

Alabama Power Lake Martin Litigation

On November 30, 1998, total judgments of nearly $53 million were entered in favor of five plaintiffs against Alabama Power and two large textile manufacturers. The plaintiffs alleged that the manufacturers had discharged certain polluting substances into a stream that empties into Lake Martin, a hydroelectric reservoir owned by Alabama Power, and that such discharges had reduced the value of the plaintiffs' residential lots on Lake Martin. Of the total amount of the judgments, $155 thousand was compensatory damages and the remainder was punitive damages. The damages were assessed against all three defendants jointly. Alabama Power has appealed these judgments to the Supreme Court of Alabama. While Alabama Power believes that these judgments should be reversed or set aside, the final outcome of this matter cannot now be determined.

   Additional actions have been filed by other land owners in the same subdivision on Lake Martin against the same defendants, including Alabama Power. The plaintiffs assert substantially the same allegations as in the current proceeding being appealed. The final outcome of these actions cannot now be determined.

Southern Company and Subsidiary Companies 1999 Annual Report


Georgia Power Potentially Responsible Party Status

In January 1995, Georgia Power and four other unrelated entities were notified by the Environmental Protection Agency (EPA) that they have been designated as potentially responsible parties under the Comprehensive Environmental Response, Compensation, and Liability Act with respect to a site in Brunswick, Georgia. As of December 31, 1999, Georgia Power had recorded approximately $5 million in cumulative expenses associated with the site. This represents Georgia Power's agreed-upon share of the removal and remedial investigation and feasibility study costs.

   The final outcome of this matter cannot now be determined. However, based on the nature and extent of Georgia Power's activities relating to the site, management believes that the company's portion of any remaining remediation costs should not be material to the financial statements.

Environmental Litigation

On November 3, 1999, the EPA brought a civil action in the U.S. District Court against Alabama Power, Georgia Power, and the system service company. The complaint alleges violations of the prevention of significant deterioration and new source review provisions of the Clean Air Act with respect to five coal-fired generating facilities in Alabama and Georgia. The civil action requests penalties and injunctive relief, including an order requiring the installation of the best available control technology at the affected units. The Clean Air Act authorizes civil penalties of up to $27,500 per day, per violation at each generating unit. Prior to January 30, 1997, the penalty was $25,000 per day.

   The EPA concurrently issued to the integrated Southeast utilities a notice of violation related to 10 generating facilities, which includes the five facilities mentioned previously. In early 2000, the EPA filed a motion to amend its complaint to add the violations alleged in its notice of violation, and to add Gulf Power, Mississippi Power, and Savannah Electric as defendants. The complaint and notice of violations are similar to those brought against and issued to several other electric utilities. These complaints and notices of violation allege that the utilities had failed to secure necessary permits or install additional pollution equipment when performing maintenance and construction at coal burning plants constructed or under construction prior to 1978. Southern Company believes that its integrated utilities complied with applicable laws and the EPA's regulations and interpretations in effect at the time the work in question took place.

   An adverse outcome of this matter could require substantial capital expenditures that cannot be determined at this time and possibly require payment of substantial penalties. This could affect future results of operations, cash flows, and possibly financial condition if such costs are not recovered through regulated rates.

Mobile Energy Services Petition for Bankruptcy

On January 14, 1999, Mobile Energy Services Company, LLC (MESC) -- an indirect subsidiary of Southern Company -- filed a petition for Chapter 11 bankruptcy relief in the U.S. Bankruptcy Court. As a result of the bankruptcy filing, the investment in MESC was deconsolidated. MESC is the owner and operator of a facility that generates electricity, produces steam, and processes black liquor as part of a pulp and paper complex in Mobile, Alabama. This action was in response to Kimberly-Clark Tissue Company's (Kimberly-Clark) announcement in May 1998 of plans to close its pulp mill, effective September 1, 1999. The pulp mill had historically provided 50 percent of MESC's revenues.

   As a result of settlement discussions with Kimberly-Clark and MESC's bondholders, Southern Company recorded in September 1999 an after-tax write down of $69 million, primarily representing Southern Company's investment in MESC. At December 31, 1999, MESC had total assets of $395 million and senior debt outstanding of $193 million of first mortgage bonds and $73 million related to tax-exempt bonds. In connection with MESC's bond financings, Southern Company provided certain limited guarantees, in lieu of funding debt service and maintenance reserve accounts with cash. As of December 31, 1999, Southern Company had paid $38 million pursuant to the guarantees. Southern Company continues to have guarantees outstanding of certain potential environmental and other obligations of MESC that represent a maximum contingent liability of $21 million at December 31, 1999.

   MESC, an unofficial committee of its bondholders, and Kimberly-Clark have reached a tentative agreement to settle disputes arising from the shutdown of Kimberly-Clark's pulp mill in Mobile, Alabama, and to reconfigure energy services at the site. MESC has reached a separate agreement with Southern Energy to develop and operate a 165-megawatt cogeneration facility at the site, including providing a combustion turbine for such facility. The bankruptcy court approved both agreements.

Southern Company and Subsidiary Companies 1999 Annual Report


   The finalization of the proposed settlement between MESC and Kimberly-Clark requires further agreements to be negotiated between the parties and certain other conditions to be met, including having a plan of reorganization for MESC be approved by the bankruptcy court and become effective by no later than October 30, 2000. If these conditions, as well as others set out in the settlement agreement filed with the bankruptcy court, are not met, then the proposed settlement would no longer be effective. The final outcome of this matter cannot now be determined.

Southern Energy Brazilian Investment

In September 1999, a Brazilian appellate court granted a temporary injunction that suspended the effectiveness of a shareholders' agreement for Companhia Energetica de Minas Gerais (CEMIG). This ruling suspends the shareholders' agreement -- including Southern Energy's super majority voting rights -- while the action to determine the validity of the agreement is litigated in the lower court. Southern Energy intends to pursue its legal rights in this matter and to have all of its rights restored regarding CEMIG. Southern Energy does not anticipate that this temporary suspension of the shareholders' agreement will have a significant effect on its financial condition or results of operation.

Alabama Power Rate Adjustment Procedures

In November 1982, the Alabama Public Service Commission (APSC) adopted rates that provide for periodic adjustments based upon Alabama Power's earned return on end-of-period retail common equity. The rates also provide for adjustments to recognize the placing of new generating facilities in retail service. Both increases and decreases have been placed into effect since the adoption of these rates. The rate adjustment procedures allow a return on common equity range of 13 percent to 14.5 percent and limit increases or decreases in rates to 4 percent in any calendar year.

   In June 1995, the APSC issued a rate order granting Alabama Power's request for gradual adjustments to move toward parity among customer classes. This order also calls for a moratorium on any periodic retail rate increases (but not decreases) until July 2001.

   In December 1995, the APSC issued an order authorizing Alabama Power to reduce balance sheet items -- such as plant and deferred charges -- at any time the company's actual base rate revenues exceed the budgeted revenues. In April 1997, the APSC issued an additional order authorizing Alabama Power to reduce balance sheet asset items. This order authorizes the reduction of such items up to an amount equal to five times the total estimated annual revenue reduction resulting from future rate reductions initiated by Alabama Power. In 1998, Alabama Power -- in accordance with the 1995 rate order -- recorded $33 million of additional amortization of premium on reacquired debt. Alabama Power did not record any additional amounts in 1999 or 1997.

   The ratemaking procedures will remain in effect until the APSC votes to modify or discontinue them.

Georgia Power Investment in Rocky Mountain

In its 1985 financing order, the GPSC concluded that completion of the Rocky Mountain pumped storage hydroelectric plant in 1991 as then planned was not economically justifiable and reasonable and withheld authorization for Georgia Power to spend funds from approved securities issuances on the plant. In 1988, Georgia Power and Oglethorpe Power Corporation (OPC) entered into a joint ownership agreement for OPC to assume responsibility for the construction and operation of the plant. The plant went into commercial operation in 1995.

   In June 1996, the GPSC initiated a review of this plant. On January 14, 1998, the GPSC ordered that Georgia Power be allowed to include approximately $108 million of its $142 million investment in rate base as of December 31, 1998. In December 1998, Georgia Power recorded a write down of $34 million -- $21 million after taxes -- on its investment in Rocky Mountain as a result of the GPSC's 1998 retail rate order discussed later. This matter is now concluded.

Georgia Power 1998 Retail Rate Order

As required by the GPSC, Georgia Power filed a general rate case in 1998. On December 18, 1998, the GPSC approved a new three-year rate order for Georgia Power. Under the terms of the order, Georgia Power's earnings will continue to be evaluated against a retail return on common equity range of 10 percent to
12.5 percent. Georgia Power's annual retail rates were decreased by $262 million effective January 1, 1999, and by an additional $24 million effective January 1, 2000. In addition, the order provided for $85 million annually to be applied to accelerated amortization or depreciation of assets, and up to an additional $50 million annually in 2000 and 2001 of any earnings above the 12.5 percent return. In 1999, Georgia Power -- in accordance with the rate order -- recorded $85 million of additional amortization of premium on reacquired debt.

Southern Company and Subsidiary Companies 1999 Annual Report


   Two-thirds of any additional earnings above the 12.5 percent return in any year will be applied to rate reductions and the remaining one-third retained by Georgia Power. In 1999, Georgia Power's return was above 12.5 percent, and accordingly, it recorded $79 million as an estimate of revenues to be refunded to customers in 2000. During the term of the order, Georgia Power will not file for a general base rate increase unless its projected retail return on common equity falls below 10 percent. Georgia Power is required to file a general rate case on July 1, 2001. At that time, the GPSC would be expected to determine whether the rate order should be continued, modified, or discontinued.

4. CONSTRUCTION PROGRAM

Southern Company is engaged in continuous construction programs, currently estimated to total some $3.0 billion in 2000, $3.8 billion in 2001, and $3.9 billion in 2002. The construction programs are subject to periodic review and revision, and actual construction costs may vary from the above estimates because of numerous factors. These factors include: changes in business conditions; acquisition of additional generating assets; revised load growth estimates; changes in environmental regulations; changes in existing nuclear plants to meet new regulatory requirements; increasing costs of labor, equipment, and materials; and cost of capital. At December 31, 1999, significant purchase commitments were outstanding in connection with the construction program. The integrated Southeast utilities have approximately 5,200 megawatts of combustion turbine generating capacity scheduled to be placed in service by 2002. Southern Energy has under construction approximately 1,000 megawatts of owned capacity. In addition, significant construction will continue related to transmission and distribution facilities and the upgrading of generating plants.

   See Management's Discussion and Analysis under "Environmental Matters" for information on the impact of the Clean Air Act Amendments of 1990 and other environmental matters.

5. FINANCING AND COMMITMENTS

Financing

The amount and timing of additional equity capital to be raised in 2000 -- as well as in subsequent years -- will be contingent on Southern Company's investment opportunities. Equity capital may be provided from any combination of public offerings, private placements, or the company's stock plans.

   The integrated Southeast utilities' construction programs are expected to be financed primarily from internal sources. Short-term debt is often utilized and the amounts available are discussed below. The companies may issue additional long-term debt and preferred securities primarily for debt maturities and for redeeming higher-cost securities if market conditions permit.

Bank Credit Arrangements

At the beginning of 2000, unused credit arrangements with banks totaled $5.7 billion, of which $3.1 billion expires during 2000, $1.1 billion during 2001 and 2002, and $1.5 billion during 2003 and 2004. The following table outlines the credit arrangements by company:

                                    Amount of Credit
                          -------------------------------------
                                                  Expires
                                           --------------------
                                                        2001 &
Company                   Total    Unused      2000     beyond
--------                ---------------------------------------
                                     (in millions)
Alabama Power            $  907    $  907    $  517     $  390
Georgia Power             1,252     1,252       752        500
Gulf Power                  103       103       103          -
Mississippi Power           104       104       104          -
Savannah Electric            61        26        26          -
Southern Company          2,000     2,000     1,000      1,000
Southern Energy           3,021     1,256       574        682
Other                        60        51        51          -
--------------------------------------------------------------
Total                    $7,508    $5,699    $3,127     $2,572
==============================================================

   Approximately $2.5 billion of the credit facilities allows for term loans ranging from one to three years. Most of the agreements include stated borrowing rates but also allow for competitive bid loans.

   All of the credit arrangements require payment of commitment fees based on the unused portion of the commitments or the maintenance of compensating balances with the banks. These balances are not legally restricted from withdrawal. Of the total $5.7 billion in unused credit, $1.85 billion, $1.0 billion, $800 million, and $780 million are syndicated credit arrangements of Southern Company, Georgia Power, Southern Energy, and Alabama Power, respectively. These facilities also require the payment of agent fees.

Southern Company and Subsidiary Companies 1999 Annual Report


   A portion of the $5.7 billion unused credit with banks is allocated to provide liquidity support to the companies' variable rate pollution control bonds. The amount of variable rate pollution control bonds requiring liquidity support as of December 31, 1999, was $674 million.

   In addition, the companies from time to time borrow under uncommitted lines of credit with banks. Also, Southern Company, Alabama Power, Georgia Power, and Southern Energy borrow through commercial paper programs that have the liquidity support of committed bank credit arrangements.

Fuel and Purchased Power Commitments

To supply a portion of the fuel requirements of the generating plants, Southern Company has entered into various long-term commitments for the procurement of fossil and nuclear fuel. In most cases, these contracts contain provisions for price escalations, minimum purchase levels, and other financial commitments. Also, Southern Company has entered into various long-term commitments for the purchase of electricity. Total estimated long-term obligations at December 31, 1999, were as follows:

                                                     Purchased
Year                                    Fuel           Power
-----                                  ------------------------
                                           (in millions)
2000                                  $1,629            $   81
2001                                   1,351                81
2002                                   1,153                97
2003                                   1,012                99
2004                                     872                95
2005 and thereafter                    3,429             1,006
---------------------------------------------------------------
Total commitments                     $9,446            $1,459
===============================================================

Operating Leases

Southern Company has operating lease agreements with various terms and expiration dates. These expenses totaled $67 million, $56 million, and $36 million for 1999, 1998, and 1997, respectively. At December 31, 1999, estimated minimum rental commitments for noncancelable operating leases were as follows:

Year                                                    Amounts
----                                                 ------------
                                                     (in millions)
2000                                                         $ 64
2001                                                           83
2002                                                           89
2003                                                           82
2004                                                           82
2005 and thereafter                                           526
------------------------------------------------------------------
Total minimum payments                                       $926
==================================================================

Long-Term Service Agreements

Southern Energy has entered into several long-term service agreements for the maintenance and repair of its combustion turbine or combined cycle generating plants. These agreements may be terminated in the event a planned construction project is canceled. At December 31, 1999, the annual amounts committed are as follows:

Year                                                 Amounts
----                                             ---------------
                                                  (in millions)
2000                                                      $  3
2001                                                         8
2002                                                        28
2003                                                        51
2004                                                        62
2005 and thereafter                                        591
----------------------------------------------------------------
Total minimum payments                                    $743
================================================================

Energy Trading and Marketing Commitments

In 1998, Southern Energy and Vastar Resources (Vastar) completed the combination of their energy trading and marketing activities to form a joint venture, Southern Company Energy Marketing (SCEM). SCEM buys and sells physical and financial energy commodities and financial instruments and provides energy-related products and services. SCEM's gross revenues and cost of sales for 1999 were $12.0 billion and $11.9 billion, respectively.

   Southern Energy's current ownership interest in SCEM is 60 percent. The equity method of accounting is used because of Vastar's significant

Southern Company and Subsidiary Companies 1999 Annual Report


participation rights. On July 1, 2001, this ownership interest will automatically increase to 75 percent. Southern Energy has the right -- exercisable during fiscal year 2002 -- to acquire an additional 5 percent interest from Vastar for $80 million. Also, Vastar has the right -- exercisable in the period from December 1, 2002 through January 2, 2003 -- to sell its remaining interest in SCEM to Southern Energy. The price will range from $130 million to $210 million depending on the interest owned by Vastar at that time, plus certain other contractual considerations.

   Southern Company and Vastar have separately made guarantees to certain counterparties regarding performance of contractual commitments by SCEM. Southern Company and Vastar have agreed to indemnify each other against losses under such guarantees in proportion to their respective ownership shares of SCEM. At December 31, 1999, outstanding guarantees related to the estimated fair value of net contractual commitments were approximately $146 million. Based upon SCEM's statistical analysis of its credit risk, Southern Company's potential exposure under these contractual commitments would not materially differ from the estimated fair value.

   Southern Energy has guaranteed certain minimum annual cash distributions, subject to exclusions, payable by SCEM to Vastar. For 1999, this distribution, after adjustments, was $17 million. These distributions before any adjustments total $85 million for the period 2000-2002.

Assets Subject to Lien

Each of Southern Company's subsidiaries is organized as a legal entity, separate and apart from Southern Company and its other subsidiaries. The subsidiary companies' mortgages, which secure the first mortgage bonds issued by the companies, constitute a direct first lien on substantially all of the companies' respective fixed property and franchises. There are no agreements or other arrangements among the subsidiary companies under which the assets of one company have been pledged or otherwise made available to satisfy obligations of Southern Company or any of its other subsidiaries.

6. JOINT OWNERSHIP AGREEMENTS

Alabama Power owns an undivided interest in units 1 and 2 of Plant Miller and related facilities jointly with Alabama Electric Cooperative, Inc.

   Georgia Power owns undivided interests in plants Vogtle, Hatch, Scherer, and Wansley in varying amounts jointly with OPC, the Municipal Electric Authority of Georgia, the city of Dalton, Georgia, Florida Power &Light Company (FP&L), and Jacksonville Electric Authority (JEA). In addition, Georgia Power has joint ownership agreements with OPC for the Rocky Mountain project and with Florida Power Corporation (FPC) for a combustion turbine unit at Intercession City, Florida.

   At December 31, 1999, Alabama Power's and Georgia Power's ownership and investment (exclusive of nuclear fuel) in jointly owned facilities with the above entities were as follows:

                             Jointly Owned Facilities
                       ----------------------------------------
                         Percent     Amount of     Accumulated
                       Ownership    Investment    Depreciation
                       ---------    ---------------------------
                                         (in millions)
Plant Vogtle
   (nuclear)                45.7%       $3,297          $1,630
Plant Hatch
   (nuclear)                50.1           857             604
Plant Miller
   (coal)
   Units 1 and 2            91.8           740             297
Plant Scherer
   (coal)
   Units 1 and 2             8.4           112              51
Plant Wansley
   (coal)                   53.5           299             145
Rocky Mountain
   (pumped storage)         25.4           169              66
Intercession City
   (combustion turbine)     33.3            11               *
---------------------------------------------------------------
*Less than $1 million.

   Alabama Power and Georgia Power have contracted to operate and maintain the jointly owned facilities -- except for the Rocky Mountain project and Intercession City -- as agents for their respective co-owners. The companies' proportionate share of their plant operating expenses is included in the corresponding operating expenses in the Consolidated Statements of Income.

7. Long-Term Power Sales Agreements

The integrated Southeast utilities have long-term contractual agreements for the sale of capacity and energy to certain non-affiliated utilities located outside the system's service area. These agreements -- expiring at various dates

Southern Company and Subsidiary Companies 1999 Annual Report


discussed below -- are firm and pertain to capacity related to specific generating units. Because the energy is generally sold at cost under these agreements, profitability is primarily affected by revenues from capacity sales. The capacity revenues amounted to $174 million in 1999, $196 million in 1998, and $203 million in 1997.

   Unit power from specific generating plants is currently being sold to FP&L, FPC, JEA, and the city of Tallahassee, Florida. Under these agreements, approximately 1,600 megawatts of capacity is scheduled to be sold in 2000. Thereafter, these sales will decline to some 1,500 megawatts and remain at that approximate level -- unless reduced by FP&L, FPC, and JEA for the periods after 2000 with a minimum of three years notice -- until the expiration of the contracts in 2010.

8. INCOME TAXES

At December 31, 1999, the tax-related regulatory assets and liabilities were $987 million and $640 million, respectively. These assets are attributable to tax benefits flowed through to customers in prior years and to taxes applicable to capitalized AFUDC. These liabilities are attributable to deferred taxes previously recognized at rates higher than current enacted tax law and to unamortized investment tax credits.

   Details of income tax provisions are as follows:

                                     1999       1998      1997
--------------------------------------------------------------
                                           (in millions)
Total provision for income taxes:
Federal --
   Current                          $ 486      $ 451     $ 547
   Deferred -- current year           186        195       188
            -- reversal of
                 prior years         (145)      (208)     (160)
--------------------------------------------------------------
                                      527        438       575
--------------------------------------------------------------
State --
   Current                             85        106       104
   Deferred -- current year            16         28        15
            -- reversal of
                 prior years          (10)       (31)      (19)
--------------------------------------------------------------
                                       91        103       100
--------------------------------------------------------------
International                         108          8       164
--------------------------------------------------------------
Total                               $ 726      $ 549     $ 839
==============================================================

   The tax effects of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases, which give rise to deferred tax assets and liabilities, are as follows:

                                                1999      1998
--------------------------------------------------------------
                                                 (in millions)
Deferred tax liabilities:
   Accelerated depreciation                   $3,439    $3,315
   Property basis differences                  1,516     1,667
   Other                                         585       403
--------------------------------------------------------------
Total                                          5,540     5,385
--------------------------------------------------------------
Deferred tax assets:
   Federal effect of state deferred taxes        102       104
   Other property basis differences              221       239
   Deferred costs                                134       132
   Pension and other benefits                     90        79
   Other                                         420       293
---------------------------------------------------------------
Total                                            967       847
---------------------------------------------------------------
Net deferred tax liabilities                   4,573     4,538
Portion included in current assets, net          (68)      (57)
---------------------------------------------------------------
Accumulated deferred income taxes
   in the Consolidated Balance Sheets         $4,505    $4,481
===============================================================

   Deferred investment tax credits are amortized over the lives of the related property with such amortization normally applied as a credit to reduce depreciation in the Consolidated Statements of Income. Credits amortized in this manner amounted to $35 million in 1999, $38 million in 1998, and $30 million in 1997. At December 31, 1999, all investment tax credits available to reduce federal income taxes payable had been utilized.

   A reconciliation of the federal statutory income tax rate -- which excludes the effect of minority interests and preferred dividends -- to the effective income tax rate is as follows:


                                       1999      1998     1997
---------------------------------------------------------------
Federal statutory rate                 35.0%     35.0%    35.0%
State income tax,
   net of federal deduction             2.8       4.1      3.4
Non-deductible book
   depreciation                         1.3       4.1      2.3
Differences in foreign tax rates       (5.1)     (6.4)       -
Windfall profits tax                      -         -      8.0
Difference in prior years'
   deferred and current tax rate       (0.9)     (1.3)    (1.5)
Other                                  (0.2)     (1.8)    (1.9)
---------------------------------------------------------------
Effective income tax rate              32.9%     33.7%    45.3%
===============================================================

   Southern Company files a consolidated federal income tax return. Under a joint consolidated income tax agreement, each subsidiary's current and deferred tax expense is computed on a stand-alone basis.

Southern Company and Subsidiary Companies 1999 Annual Report



        The undistributed earnings of foreign subsidiaries aggregated $435 million as of December 31, 1999, and these subsidiaries' earnings are not subject to U.S. income tax until distributed. Of the total undistributed earnings, provisions for U.S. taxes have not been made on $210 million related to earnings that are intended to be reinvested indefinitely.

9. COMMON STOCK

Stock Repurchase Programs

In April 1999, Southern Company's Board of Directors approved the repurchase of up to 50 million shares of Southern Company's common stock over a two-year period through open market or privately negotiated transactions. The program did not establish a target stock price or timetable for specific repurchases. Under this program, 32.8 million shares have been repurchased through December 31, 1999. Funding for the program was provided from Southern Company's commercial paper program.

   In July 1998, Southern Company's Board of Directors authorized the company to make open market purchases of its common stock in an aggregate amount not to exceed $300 million through March 31, 1999. The purpose of the program was to provide shares of common stock for the purchase requirements of Southern Company's various stockholder, employee, and outside director stock purchase plans. Under the program, 4.4 million shares were repurchased and 2.4 million shares were reissued.

Shares Reserved

At December 31, 1999, a total of 47 million shares was reserved for issuance pursuant to the Southern Investment Plan, the Employee Savings Plan, the Outside Directors Stock Plan, and the Performance Stock Plan.

Performance Stock Plan

As of December 31, 1999, 355 current and former employees participated in the Performance Stock Plan. The maximum number of shares of common stock that may be issued under the plan may not exceed 40 million. The prices of options granted to date have been at the fair market value of the shares on the dates of grant. Options granted to date become exercisable pro rata over a maximum period of three years from the date of grant. Options outstanding will expire no later than 10 years after the date of grant, unless terminated earlier by the Southern Company Board of Directors in accordance with the plan. Stock option activity in 1998 and 1999 for the plan is summarized below:


                                         Shares        Average
                                        Subject   Option Price
                                      To Option      Per Share
--------------------------------------------------------------
Balance at December 31, 1997          5,399,506         $21.15
Options granted                       1,659,519          27.03
Options canceled                        (23,495)         23.18
Options exercised                      (604,238)         20.21
--------------------------------------------------------------
Balance at December 31, 1998          6,431,292          22.77
Options granted                       2,108,818          26.56
Options canceled                        (27,995)         25.54
Options exercised                       (56,708)         19.51
--------------------------------------------------------------
Balance at December 31, 1999          8,455,407         $23.73
==============================================================
Shares reserved for future grants:
  At December 31, 1997               38,241,376
  At December 31, 1998               36,598,001
  At December 31, 1999               34,515,156
--------------------------------------------------------------
Options exercisable:
  At December 31, 1998                2,653,591
  At December 31, 1999                4,525,349
--------------------------------------------------------------

   Southern Company accounts for its stock-based compensation plans in accordance with Accounting Principles Board Opinion No. 25. Accordingly, no compensation expense has been recognized.

   The pro forma impact on earnings of fair-value accounting for options granted -- as required by FASB Statement No. 123, Accounting for Stock-Based Compensation -- is less than 1 cent per share and is not significant to the consolidated financial statements.

Earnings Per Share

FASB Statement No. 128, Earnings per Share, simplifies the methodology for computing both basic and diluted earnings per share. The only difference in the two methods for computing Southern Company's per share amounts is attributable to outstanding options under the Performance Stock Plan. The effect of the stock options was determined using the treasury stock method. Consolidated net income as reported was not affected. Shares used to compute diluted earnings per share are as follows:


                                   Average Common Stock Shares
                                ------------------------------
                                1999         1998         1997
--------------------------------------------------------------
                                      (in thousands)
As reported shares           685,163      696,944      685,033
Effect of options                580          739          201
--------------------------------------------------------------
Diluted shares               685,743      697,683      685,234
==============================================================

Southern Company and Subsidiary Companies 1999 Annual Report


Common Stock Dividend Restrictions

The income of Southern Company is derived primarily from equity in earnings of its subsidiaries. At December 31, 1999, consolidated retained earnings included $3.5 billion of undistributed retained earnings of the subsidiaries. Of this amount, $2.0 billion was restricted against the payment by the subsidiary companies of cash dividends on common stock under terms of bond indentures.

10. CAPITAL AND PREFERRED SECURITIES

Company or subsidiary obligated mandatorily redeemable capital and preferred securities have been issued by special purpose financing entities of Southern Company and its subsidiaries. Substantially all the assets of these special financing entities are junior subordinated notes issued by the related company seeking financing. Each of these companies considers that the mechanisms and obligations relating to the capital or preferred securities issued for its benefit, taken together, constitute a full and unconditional guarantee by it of the respective special financing entities' payment obligations with respect to the capital or preferred securities. At December 31, 1999, capital securities of $950 million and preferred securities of $1.4 billion were outstanding. Southern Company guarantees the notes related to $950 million of capital securities issued on its behalf.

11. LONG-TERM DEBT DUE WITHIN ONE YEAR

A summary of the improvement fund requirements and scheduled maturities and redemptions of long-term debt due within one year at December 31 is as follows:

                                               1999       1998
--------------------------------------------------------------
                                                (in millions)
Bond improvement fund requirements             $ 14     $   23
Less:
   Portion to be satisfied by certifying
      property additions                          9         14
--------------------------------------------------------------
Cash requirements                                 5          9
First mortgage bond maturities
   and redemptions                              200        868
Other long-term debt maturities                 371        563
--------------------------------------------------------------
Total                                          $576     $1,440
==============================================================

   The first mortgage bond improvement fund requirements amount to 1 percent of each outstanding series of bonds authenticated under the indentures prior to January 1 of each year, other than those issued to collateralize pollution control revenue bonds and other obligations. The requirements may be satisfied by depositing cash or reacquiring bonds, or by pledging additional property equal to 166 2/3 percent of such requirements.

   With respect to the collateralized pollution control revenue bonds, the integrated Southeast utilities have authenticated and delivered to trustees a like principal amount of first mortgage bonds as security for obligations under installment sale or loan agreements. The principal and interest on the first mortgage bonds will be payable only in the event of default under the agreements.

   Improvement fund requirements and/or serial maturities through 2004 applicable to other long-term debt are as follows: $371 million in 2000; $501 million in 2001; $1.0 billion in 2002; $435 million in 2003; and $1.46 billion in 2004.

12. NUCLEAR INSURANCE

Under the Price-Anderson Amendments Act of 1988, Alabama Power and Georgia Power maintain agreements of indemnity with the NRC that, together with private insurance, cover third-party liability arising from any nuclear incident occurring at the companies' nuclear power plants. The act provides funds up to $9.5 billion for public liability claims that could arise from a single nuclear incident. Each nuclear plant is insured against this liability to a maximum of $200 million by private insurance, with the remaining coverage provided by a mandatory program of deferred premiums that could be assessed, after a nuclear incident, against all owners of nuclear reactors. A company could be assessed up to $88 million per incident for each licensed reactor it operates, but not more than an aggregate of $10 million per incident to be paid in a calendar year for each reactor. Such maximum assessment, excluding any applicable state premium taxes, for Alabama Power and Georgia Power -- based on its ownership and buyback interests -- is $176 million and $178 million, respectively, per incident, but not more than an aggregate of $20 million per company to be paid for each incident in any one year.

   Alabama Power and Georgia Power are members of Nuclear Electric Insurance Limited (NEIL), a mutual insurer established to provide property damage insurance in an amount up to $500 million for members' nuclear generating facilities.

Southern Company and Subsidiary Companies 1999 Annual Report


   Additionally, both companies have policies that currently provide decontamination, excess property insurance, and premature decommissioning coverage up to $2.25 billion for losses in excess of the $500 million primary coverage. This excess insurance is also provided by NEIL.

   NEIL also covers the additional costs that would be incurred in obtaining replacement power during a prolonged accidental outage at a member's nuclear plant. Members can be insured against increased costs of replacement power in an amount up to $3.5 million per week -- starting 12 weeks after the outage -- for one year and up to $2.8 million per week for the second and third years.

   Under each of the NEIL policies, members are subject to assessments if losses each year exceed the accumulated funds available to the insurer under that policy. The current maximum annual assessments for Alabama Power and Georgia Power under the three NEIL policies would be $19 million and $21 million, respectively.

   For all on-site property damage insurance policies for commercial nuclear power plants, the NRC requires that the proceeds of such policies shall be dedicated first for the sole purpose of placing the reactor in a safe and stable condition after an accident. Any remaining proceeds are to be applied next toward the costs of decontamination and debris removal operations ordered by the NRC, and any further remaining proceeds are to be paid either to the company or to its bond trustees as may be appropriate under the policies and applicable trust indentures.

   All retrospective assessments -- whether generated for liability, property, or replacement power -- may be subject to applicable state premium taxes.

13. ACQUISITIONS AND ASSET SALES

Acquisitions

Southern Energy completed several acquisitions in both 1999 and 1998. In 1999, a $801 million acquisition of 3,065 megawatts of generating capacity from Pacific Gas &Electric in northern California was completed. Additionally, Southern Energy acquired 1,794 megawatts of generating capacity from Orange and Rockland Utilities Inc. and Consolidated Edison Inc. for $476 million. A 9.9 percent interest in Shandong International Power Development Company was purchased in 1999 for $107 million.

   Southern Energy paid $537 million in 1998 to Commonwealth Electric for 1,245 megawatts of generating capacity. Also in 1998, Southern Energy acquired a 3.6 percent economic interest in CEMIG -- a Brazilian utility -- for $274 million.

Assets Sold

Southern Energy's significant asset sales in 1999 and 1998 related to its United Kingdom subsidiary South Western Electricity (SWEB). The supply system of SWEB was sold in 1999 for $256 million of which Southern Energy owned 49 percent. The remaining distribution business was renamed Western Power Distribution. In 1998, Southern Energy sold a 26 percent interest in SWEB for $170 million.

Assets for Sale

In December 1998, Southern Energy designed and implemented a plan to dispose of its Argentinean and Chilean investments. As a result, Southern Energy recorded an after-tax write down of approximately $200 million in 1998 to reflect the difference between the carrying value of these assets and the estimated fair value of the businesses. Southern Energy estimated the fair value of the businesses held for sale based upon bids received from prospective buyers, if available, or the discounted expected future cash flows to be generated by the assets. The adjusted carrying value of these assets held for disposal at December 31, 1999 was $92 million. These assets impacted the Consolidated Statements of Income as follows:

                     Operating      Operating     Consolidated
Year                 Revenues        Income         Net Income
----                 -----------------------------------------
                                   (in millions)
1999                      $171           $23                $2
1998                       180            37                 5
1997                       180            37                 5

   Depreciation expense was suspended beginning January 1999, and the after-tax amount of depreciation recorded in 1998 was $16 million. Southern Energy has been actively pursuing and/or negotiating with potential buyers for its assets in Argentina and Chile. In early 2000, Southern Energy announced an agreement to sell its Argentinean assets substantially at the adjusted carrying value with no material gain or loss expected to be recognized in 2000.

Southern Company and Subsidiary Companies 1999 Annual Report


14. SEGMENT AND RELATED INFORMATION

Southern Company's principal business segment is the five integrated Southeast utilities that provide electric service in four states. The other reportable business segment is Southern Energy, which includes international operations and the competitive energy supply businesses in North America outside the Southeast. Intersegment revenues are not material. Financial data for business segments, products and services, and geographic areas are as follows:


Business Segments

                                  Integrated                   Southern Energy                    All
                                   Southeast    ------------------------------------------      Other    Reconciling
Year                               Utilities     International      Domestic        Total       (Note)  Eliminations  Consolidated
----                              -------------------------------------------------------------------------------------------------
                                                                         (in millions)
1999
----
Operating revenues                  $  9,125          $1,532        $   736      $  2,268        $ 222     $    (30)       $11,585
Depreciation and amortization            961             261             61           322           24            -          1,307
Interest income                           64              88             86           174           42         (116)           164
Net interest charges                     700             264            219           483          136          (78)         1,241
Income taxes                             675              85             41           126          (62)         (13)           726
Write down of generating assets            -               -             69            69            -            -             69
Net income from equity
   method subsidiaries                     -             100             (6)           94            -            -             94
Segment net income (loss)              1,073             346            (18)          328         (101)         (24)         1,276
Total assets                          25,251           9,370          4,502        13,872          461       (1,188)        38,396
Investments in equity
   method subsidiaries                    11           1,195            171         1,366            -           (1)         1,376
Gross property additions               1,854             447            232           679           27            -          2,560
Increase in goodwill                       -               -             48            48            -            -             48
-----------------------------------------------------------------------------------------------------------------------------------

                                  Integrated                   Southern Energy                     All
                                   Southeast  --------------------------------------------       Other   Reconciling
 Year                              Utilities    International      Domestic         Total        (Note) Eliminations  Consolidated
-----                             -------------------------------------------------------------------------------------------------
                                                                         (in millions)
1998
----
Operating revenues                  $  9,363          $1,766        $   137      $  1,903      $   166    $     (29)       $11,403
Depreciation and amortization          1,289             216             18           234           16            -          1,539
Interest income                          150              86             61           147           57         (111)           243
Net interest charges                     654             318             91           409           97          (58)         1,102
Income taxes                             703            (101)           (22)         (123)         (12)         (19)           549
Write down of generating assets           34             308              -           308            -            -            342
Net income from equity
   method subsidiaries                     2             126             (5)          121            -            -            123
Segment net income (loss)              1,083              23             16            39         (110)         (35)           977
Total assets                          24,420           9,578          2,869        12,447        1,438       (2,114)        36,191
Investments in equity
   method subsidiaries                    10           1,363            176         1,539            -            -          1,549
Gross property additions               1,298             586             63           649           58            -          2,005
Increase in goodwill                       -              30            261           291            -            -            291
-----------------------------------------------------------------------------------------------------------------------------------

Southern Company and Subsidiary Companies 1999 Annual Report

                                  Integrated                  Southern Energy                    All
                                   Southeast --------------------------------------------       Other     Reconciling
Year                               Utilities     International      Domestic        Total       (Note)   Eliminations Consolidated
----                             --------------------------------------------------------------------------------------------------
                                                                         (in millions)
1997
-----
Operating revenues                  $  8,688          $1,748         $2,089      $  3,837     $     98    $     (12)       $12,611
Depreciation and amortization          1,156             179             15           194           17            -          1,367
Interest income                           51              96             42           138           21          (58)           152
Net interest charges                     588             289             73           362           84          (41)           993
Income taxes                             687             181             (6)          175          (17)        (154)           691
Windfall profits tax                       -             148              -           148            -            -            148
Net income from equity
   method subsidiaries                     1              41              7            48            -          (14)            35
Segment net income (loss)              1,105              (4)             5             1         (123)         (11)           972
Total assets                          24,796           9,225          1,832        11,057        1,225       (1,823)        35,255
Investments in equity
   method subsidiaries                    10           1,024            134         1,158            -            -          1,168
Gross property additions               1,080             720              1           721           58            -          1,859
Increase in goodwill                       -           1,649              -         1,649            -            -          1,649
-----------------------------------------------------------------------------------------------------------------------------------
(Note) The all other category includes parent Southern Company, which does not allocate operating expenses to business segments.
Also, this category includes segments below the quantitative threshold for separate disclosure. These segments include a wireless communication company and a developmental company for energy products and services. Amounts for Southern Energy exclude interest expense to parent Southern Company.


Products and Services

                                                                      Revenues
                 ------------------------------------------------------------------------------------------------------------------
                                  Integrated
                              Southeast Utilities                                           Southern Energy
                 ---------------------------------------------    ----------------------------------------------------------------
                                                                                                Energy
                                                                                              Trading And
Year             Retail        Wholesale     Other      Total    Generation   Distribution     Marketing       Other        Total
----             ------------------------------------------------------------------------------------------------------------------
                                                                          (in millions)
1999              $8,086          $823       $216      $9,125      $1,222        $   976        $     -         $70         $2,268
1998               8,272           896        195       9,363         578          1,273              -          52          1,903
1997               7,647           886        155       8,688         513          1,282          1,982          60          3,837
-----------------------------------------------------------------------------------------------------------------------------------



Geographic Areas

                                                                            Revenues
                              ----------------------------------------------------------------------------------------------------
                                                                          International
                                                     -------------------------------------------------------------
                                                                                             All
Year                            Domestic             Europe               Asia              Other         Total     Consolidated
----                          ----------------------------------------------------------------------------------------------------
                                                                             (in millions)
1999                            $10,053             $   976               $342              $214         $1,532          $11,585
1998                              9,637               1,273                273               220          1,766           11,403
1997                             10,863               1,282                247               219          1,748           12,611
-----------------------------------------------------------------------------------------------------------------------------------


Southern Company and Subsidiary Companies 1999 Annual Report


                                                                        Long-Lived Assets
                                --------------------------------------------------------------------------------------------------
                                                                          International
                                                     -----------------------------------------------------------------------------
                                                                                             All
Year                            Domestic             Europe             Asia                Other           Total     Consolidated
----                            --------------------------------------------------------------------------------------------------
                                                                           (in millions)
1999                            $24,266              $2,449             $4,029              $1,725         $8,203          $32,469
1998                             22,005               2,463              3,772               1,856          8,091           30,096
1997                             21,282               2,428              3,628               1,888          7,944           29,226
----------------------------------------------------------------------------------------------------------------------------------


15. Quarterly Financial Information (Unaudited)

Summarized quarterly financial data for 1999 and 1998 are as follows:

                                                                                      Per Common Share
                                                                    -------------------------------------------------------
                         Operating    Operating Consolidated                                              Price Range
Quarter Ended             Revenues       Income   Net Income        Earnings       Dividends          High          Low
--------------           ------------------------------------      --------------------------------------------------------
                                      (in millions)
March 1999                 $2,442        $  485         $224          $0.32          $0.335           29 5/8         23 1/4
June 1999                   2,791           668          314           0.45           0.335           29 3/16        22 3/4
September 1999              3,736         1,109          615           0.90           0.335           28             25
December 1999               2,616           517          123           0.19           0.335           27 1/8         22 1/16

March 1998                 $2,495        $  573         $242          $0.35          $0.335           28 11/16       23 15/16
June 1998                   2,913           648          270           0.39           0.335           29             25 1/16
September 1998              3,457         1,068          517           0.74           0.335           29 13/16       25 1/4
December 1998               2,538            21          (52)         (0.08)          0.335           31 9/16        27 3/16
---------------------------------------------------------------------------------------------------------------------------

Southern Company's business is influenced by seasonal weather conditions.
Earnings for the fourth quarter 1998 declined by $221 million, or 32 cents per share, as a result of write downs in certain generating assets as discussed in notes 3 and 13.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA 1995-1999
Southern Company and Subsidiary Companies 1999 Annual Report



                                                                     1999           1998        1997       1996        1995
----------------------------------------------------------------------------------------------------------------------------

Operating Revenues (in millions)                                  $11,595        $11,403     $12,611    $10,358      $9,180
Consolidated Net Income (in millions)                              $1,276           $977        $972     $1,127      $1,103
Basic and Diluted Earnings Per Share of Common Stock                $1.86          $1.40       $1.42      $1.68      $1.66
Cash Dividends Paid Per Share of Common Stock                       $1.34          $1.34       $1.30      $1.26      $1.22
Return on Average Common Equity (percent)                           13.43          10.04       10.30      12.53      13.01
Total Assets (in millions)                                        $38,396        $36,191     $35,255    $30,230     $30,522
Gross Property Additions (in millions)                             $2,560         $2,005      $1,859     $1,229      $1,401
Southern Energy Business and Asset Acquisitions                    $1,800           $998      $2,925         $-      $1,416
----------------------------------------------------------------------------------------------------------------------------
Capitalization (in millions):
Common stock equity                                               $ 9,204       $  9,797    $  9,647   $  9,216    $  8,772
Preferred stock and securities                                      2,696          2,548       2,237      1,402       1,432
Long-term debt                                                     11,747         10,472      10,274      7,938       8,274
----------------------------------------------------------------------------------------------------------------------------
Total excluding amounts due within one year                       $23,647        $22,817     $22,158    $18,556     $18,478
============================================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                  38.9           42.9        43.5       49.7        47.5
Preferred stock and securities                                       11.4           11.2        10.1        7.6         7.7
Long-term debt                                                       49.7           45.9        46.4       42.7        44.8
----------------------------------------------------------------------------------------------------------------------------
Total excluding amounts due within one year                         100.0          100.0       100.0      100.0       100.0
============================================================================================================================
Other Common Stock Data:
Book value per share (year-end)                                    $13.82         $14.04      $13.91     $13.61      $13.10
Market price per share:
   High                                                                29 5/8         31 9/16     26 1/4     25 7/8       25
   Low                                                                 22 1/16        23 15/16    19 7/8     21 1/8       19 3/8
   Close                                                               23 1/2         29 1/16     25 7/8     22 5/8       24 5/8
Market-to-book ratio (year-end) (percent)                           170.0          207.0       186.0      166.2       188.0
Price-earnings ratio (year-end) (times)                              12.6           20.8        18.2       13.5        14.8
Dividends paid (in millions)                                         $921           $933        $889       $846        $811
Dividend yield (year-end) (percent)                                   5.7            4.6         5.0        5.6         5.0
Dividend payout ratio (percent)                                      72.2           95.6        91.5       75.1        73.5
Shares outstanding (in thousands):
   Average                                                        685,163        696,944     685,033    672,590     665,064
   Year-end                                                       665,796        697,747     693,423    677,036     669,543
Stockholders of record (year-end)                                 174,179        187,053     200,508    215,246     225,739
-----------------------------------------------------------------------------------------------------------------------------
Customers for Integrated Southeast Utilities
 (year-end) (in thousands):
Residential                                                         3,339          3,277       3,220      3,157       3,100
Commercial                                                            513            497         479        464         450
Industrial                                                             15             15          16         17          17
Other                                                                   4              5           5          5           5
-----------------------------------------------------------------------------------------------------------------------------
Total                                                               3,871          3,794       3,720      3,643       3,572
=============================================================================================================================
Employees (year-end):
Traditional business                                               26,269         25,206      24,682     25,034      26,452
Southern Energy                                                     6,680          6,642       5,620      3,743       5,430
-----------------------------------------------------------------------------------------------------------------------------
Total                                                              32,949         31,848      30,302     28,777      31,882
=============================================================================================================================

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA 1995-1999 (continued)
Southern Company and Subsidiary Companies 1999 Annual Report


                                                                     1999           1998        1997       1996        1995
----------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in millions):
Residential                                                      $  3,105       $  3,163    $  2,837   $  2,894      $2,840
Commercial                                                          2,743          2,763       2,595      2,559       2,485
Industrial                                                          2,237          2,267       2,139      2,136       2,206
Other                                                                   1             79          76         76          72
----------------------------------------------------------------------------------------------------------------------------
Total retail                                                        8,086          8,272       7,647      7,665       7,603
Sales for resale within service area                                  350            374         376        409         399
Sales for resale outside service area                                 473            522         510        429         415
----------------------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                            8,909          9,168       8,533      8,503       8,417
Southern Energy                                                     2,268          1,903       3,837      1,683         643
Other revenues                                                        408            332         241        172         120
----------------------------------------------------------------------------------------------------------------------------
Total                                                             $11,585        $11,403     $12,611    $10,358      $9,180
============================================================================================================================
Kilowatt-Hour Sales (in millions):
Residential                                                        43,402         43,503      39,217     40,117      39,147
Commercial                                                         43,387         41,737      38,926     37,993      35,938
Industrial                                                         56,210         55,331      54,196     52,798      51,644
Other                                                                 945            929         903        911         863
----------------------------------------------------------------------------------------------------------------------------
Total retail                                                      143,944        141,500     133,242    131,819     127,592
Sales for resale within service area                                9,440          9,847       9,884     10,935       9,472
Sales for resale outside service area                              12,929         12,988      13,761     10,777       9,143
----------------------------------------------------------------------------------------------------------------------------
Total                                                             166,313        164,335     156,887    153,531     146,207
============================================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                          7.15           7.27        7.23       7.21        7.25
Commercial                                                           6.32           6.62        6.67       6.74        6.91
Industrial                                                           3.98           4.10        3.95       4.04        4.27
Total retail                                                         5.62           5.85        5.74       5.81        5.96
Sales for resale                                                     3.68           3.92        3.75       3.86        4.38
Total sales                                                          5.36           5.58        5.44       5.54        5.76
Average Annual Kilowatt-Hour
   Use Per Residential Customer                                    13,107         13,379      12,296     12,824      12,722
Average Annual Revenue Per Residential Customer                   $937.81        $972.89     $889.50    $925.12     $922.83
Plant Nameplate Capacity Owned (year-end) (megawatts)              31,161         31,161      31,146     31,076      30,733
Maximum Peak-Hour Demand (megawatts):
Winter                                                             25,203         21,108      22,969     22,631      21,422
Summer                                                             30,578         28,934      27,334     27,190      27,420
System Reserve Margin (at peak) (percent)                             8.5           12.8        15.0       14.0         9.4
Annual Load Factor (percent)                                         59.2           60.0        59.4       62.3        59.5
Plant Availability (percent):
Fossil-steam                                                         83.3           85.2        88.2       86.4        86.7
Nuclear                                                              89.9           87.8        88.8       89.7        88.3
----------------------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                 73.1           72.8        74.7       73.3        72.5
Nuclear                                                              15.7           15.4        16.5       16.7        16.4
Hydro                                                                 2.3            3.9         4.3        4.1         4.1
Oil and gas                                                           2.8            3.3         1.7        1.5         1.7
Purchased power                                                       6.1            4.6         2.8        4.4         5.3
----------------------------------------------------------------------------------------------------------------------------
Total                                                               100.0          100.0       100.0      100.0       100.0
============================================================================================================================




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